Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE

AND ESCROW INSTRUCTIONS

by and between

MISSION WEST PROPERTIES, INC.

as Seller

and

M WEST HOLDINGS, L.P.

as Buyer

dated as of

November 2, 2012

1.30 “Maryland Law Vote”	6

1.31 “Material Adverse Effect”	6

1.32 “New Survey”	7

1.33 “Northwestern Mutual Payoff Letter(s)”	7

1.34 “Order”	7

1.35 “Outside Closing Date”	7

1.36 “Person” or “person”	7

1.37 “Personal Property”	7

1.38 “Property”	8

1.39 “Property Owner”	8

1.40 “Rent Roll”	8

1.41 “Required Endorsements”	8

1.42 “Required Estoppel Tenants”	8

1.43 “SEC”	8

1.44 “Seller’s Address”	8

1.45 “Seller’s Knowledge”	9

1.46 “Seller’s Termination Fee”	9

1.47 “Shares”	9

1.48 “Subsidiary” or “subsidiary”	9

1.49 “Superior Proposal”	9

1.50 “Survey Requirements”	9

1.51 “Taxes”	10

1.52 “Tenant Lease”	10

2. SALE OF TARGET PROPERTIES: PURCHASE PRICE	10

2.1 Sale of Target Properties	10

2.2 Purchase Price	10

2.3 Deposit	11

2.4 Interest	11

3. ESCROW; CLOSING CONDITIONS; PRE-CLOSING COVENANTS	11

3.1 Escrow	11

3.2 Closing Date	12

3.3 Buyer’s Conditions to Closing	12

3.4 Seller’s Conditions to Closing	14

3.5 Title and Title Insurance	15

3.6 Closing Costs and Charges	16

3.7 Deposit of Documents and Funds by Seller	17

3.8 Deposit of Documents and Funds by Buyer	18

3.9 Delivery of Documents and Funds at Closing	18

3.10 Prorations and Adjustments	18

3.11 Operations Prior to Closing	22

4. DUE DILIGENCE	23

4.1 Preliminary Title Report; Surveys	23

4.2 Due Diligence Items	25

4.3 Right of Entry	25

4.4 Due Diligence Period	26

5. ADDITIONAL AGREEMENTS	27

5.1 Preparation of the Proxy Statement; Stockholders Meeting	27

5.2 Approvals	28

5.3 Target Properties	28

5.4 Financing	28

5.5 Further Assurances; Cooperation	29

6. COMMISSIONS	29

7. DAMAGE OR DESTRUCTION: CONDEMNATION	30

7.1 Minor Damage	30

7.2 Major Damage—Few Buildings Affected	30

7.3 Major Damage—Many Buildings Affected	30

7.4 Condemnation and Eminent Domain—Few Buildings Affected	31

7.5 Condemnation and Eminent Domain—Many Buildings Affected	32

7.6 Termination	32

8. SELLER’S REPRESENTATIONS AND WARRANTIES	32

9. BUYER’S REPRESENTATIONS AND WARRANTIES	36

10. TERMINATION	38

10.1 Termination	38

10.2 Effect of Termination	39

10.3 Termination Fee; Expenses	39

10.4 Procedure for Termination	42

11. LIQUIDATED DAMAGES	42

11.1 “LIQUIDATED DAMAGES” – DEPOSIT	42

11.2 No Contesting Liquidated Damages	47

11.3 Waiver of Trial by Jury	47

12. ATTORNEYS’ FEES	47

13. NOTICES	47

14. AMENDMENT; COMPLETE AGREEMENT; ASSIGNMENT	48

15. GOVERNING LAW AND VENUE	48

16. SEVERABILITY	48

17. COUNTERPARTS, HEADINGS AND DEFINED TERMS	48

18. TIME OF THE ESSENCE	48

19. WAIVER	48

20. THIRD PARTIES	49

21. INDEPENDENT COUNSEL	49

22. CONDITION OF TARGET PROPERTIES	49

23. TARGET PROPERTIES “AS IS”	49

23.1 AS IS CONDITION	49

23.2 Release	51

24. NO RESERVATION OF TARGET PROPERTIES	52

25. SECTION AND EXHIBIT	52

26. DUTY OF CONFIDENTIALITY	52

27. BUSINESS DAY	52

28. NO JOINT VENTURE	52

29. SALES, USE, PRIVILEGE TAXES	53

30. PRESS RELEASE	53

31. NO SOLICITATION OF TRANSACTIONS	53

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	Target Properties Listing
EXHIBIT A-1	Legal Descriptions for Target Properties
THROUGH A-59
EXHIBIT B	Debt and Other Obligations
EXHIBIT C	Deed
EXHIBIT C-1	Assignment of Ground Lease
EXHIBIT D	Form of Estoppel Certificate
EXHIBIT D-1	Required Estoppel Tenants
EXHIBIT E	General Assignment
EXHIBIT F	Non-Foreign Certificate
EXHIBIT G	Assignment of Leases
EXHIBIT H	Tenant Notice Letter
EXHIBIT I	Due Diligence Items
EXHIBIT J	Seller’s Threatened or Pending Litigation
EXHIBIT K	Northwestern Mutual Payoff Letters
EXHIBIT L-1	Tenant Leases and Rent Rolls
EXHIBIT L-2	Security Deposits
EXHIBIT M	Form of Press Release
EXHIBIT N	Form of Articles of Transfer
EXHIBIT O	Form of Ground Lease Estoppel Certificate
EXHIBIT P	New Survey Requirements

SCHEDULE 1	Title Companies for Co-Insurance/Re-Insurance
SCHEDULE 1.27	Leases and Related Costs
SCHEDULE 2	Target Properties Requiring New Surveys, including List of Target Properties with Existing Surveys
SCHEDULE 3	Debt Assumption Expenses
SCHEDULE 8.1	Exceptions to Seller Representations

v

AGREEMENT OF PURCHASE AND SALE

AND ESCROW INSTRUCTIONS

THIS AGREEMENT OF PURCHASE AND SALE AND ESCROW INSTRUCTIONS (this “Agreement”) is made as of November 2, 2012, by and between Mission West Properties, Inc., a Maryland Corporation (“Seller”), and M West Holdings, L.P., a Delaware limited partnership (“Buyer”).

RECITALS

A. WHEREAS, Buyer wishes to acquire certain improved and other unimproved real estate for commercial development in Silicon Valley and has made a written proposal to Seller to acquire the properties that are listed on Exhibit A hereto (the “Target Properties” and each individually, a “Target Property”) which constitute, or may constitute, substantially all of the assets of Seller;

B. WHEREAS, the Board of Directors of Seller (the “Seller Board”), upon the unanimous recommendation of the Independent Directors Committee, has approved this Agreement and has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Seller and its stockholders, on the terms and subject to the conditions set forth herein, and accordingly, has provided the Board Approval (as defined below);

C. WHEREAS, the parties wish to effect a sale and purchase of the Target Properties between Seller and Buyer;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

AGREEMENT

1. Certain Basic Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

1.1 “Acceptable Survey” means, with respect to any Target Property encumbered by Assumed Debt, an Existing Survey that is sufficient to permit the Title Company to issue at Closing Buyer’s Title Policy consistent with the Survey Requirements and containing the Required Endorsements.

1.2 “Acquisition Proposal” means: (i) any inquiry, proposal or offer, or indication of interest in making a proposal or offer, made by any person or group of persons prior to receipt of the Maryland Law Vote (other than a proposal or offer by Buyer or any of its Affiliates) relating to any direct or indirect acquisition (in one or a series of related transactions, including by way of a merger, consolidation, business combination, joint venture, recapitalization, restructuring, liquidation, dissolution or similar transaction) of (A) 20% or more of the Target Properties, (B) 20% or more of the aggregate assets of Seller and its Subsidiaries, or (C) 20% of the outstanding equity securities or business of Seller and its Subsidiaries; (ii) any tender offer or exchange offer, as such terms are used in the Exchange Act (as defined herein), that, if consummated, would result in any person or “group” (as defined in the Exchange Act) beneficially owning 20% or more of the outstanding equity securities of Seller; or (iii) any transaction which is similar in form, substance or purpose to any of the foregoing transactions (other than, in each case, Buyer’s acquisition of the Target Properties and the other transactions and agreements).

1.3 “Additional Deposit” means the sum of Fifteen Million and No/100 Dollars ($15,000,000.00).

1.4 “Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

1.5 “Assumed Debt” means the Debt and Other Obligations owing to Hartford Life Insurance Company, Hartford Life and Accident Insurance Company, Hartford Life and Annuity Insurance Company (collectively “Hartford”) and Allianz Life Insurance Company of North America (“Allianz”).

1.6 “Benchmark Date” means the Business Day prior to the Business Day on which the Seller Stockholder Meeting is scheduled to be held, whether originally scheduled or by reason of postponement, or by reason of adjournment of the then-scheduled Seller Stockholder Meeting to a date which is more than five (5) days after the originally established Benchmark Date, at which the Maryland Law Vote is expected to be obtained, which Seller Stockholder Meeting shall be no earlier than the fortieth (40th) day after the effectiveness of this Agreement, and no later than ten (10) days prior to the Outside Closing Date; provided, however, that Seller shall have provided written notice to Buyer not less than ten (10) Business Days prior to the date on which such Seller Stockholder Meeting is scheduled (the “Original Meeting Date”), and written notice of the date to which such Seller Stockholder Meeting is adjourned or postponed (the “New Meeting Date”) not less than three (3) Business Days prior to the New Meeting Date, or if the New Meeting Date is within three (3) Business Days of the Original Meeting Date, then as soon as reasonably practicable, and; provided further, that the Benchmark Date may be changed as set forth in Section 4.4.

1.7 “Board Approval” means the Seller Board, by resolutions duly adopted by the requisite vote provided for in the Charter and Bylaws of Seller for any sale of all or substantially all of the assets of Seller, at a meeting duly called and held and at which the quorum, and the individual directors, provided for in the Charter and Bylaws of Seller was present and acting throughout, has, upon recommendation of the Independent Directors Committee: (a) determined that this Agreement and the transactions in connection herewith are fair to and in the best interests of Seller and its stockholders; (b) authorized and approved this Agreement and the performance by Seller of its obligations hereunder and under any other transactions and agreements; (c) declared the sale of the Target Properties to Buyer substantially in accordance with the terms of the Agreement and the other constituent agreements to be advisable and in the best interests of Seller and its stockholders; (d) directed that the sale of the Target Properties to Buyer substantially upon the terms and conditions set forth in this Agreement and the other constituent agreements be submitted for consideration by the stockholders of Seller at a special meeting of such stockholders called for such purpose in accordance with Section 3-105 and other applicable sections of the Maryland General Corporation Law (the “MGCL”); (e) subject to

Section 31, determined to recommend that the stockholders of Seller approve this Agreement, the sale of the Target Properties to Buyer contemplated hereby and the other agreements (the “Seller Recommendation”); and (f) exempted the sale of the Target Properties to Buyer pursuant to this Agreement and the other transactions and agreements or required in connection therewith, and the other agreements and any business combination between Seller and Buyer or any other person from the provisions of Subtitle 6 of Title 3 of the MGCL.

1.8 “Business Day” means any day other than a Saturday or Sunday or legal holiday in the State of California.

1.9 “Buyer’s Address” means

c/o TPG Capital, L.P.

888 7th Avenue, Suite 3800

New York, New York 10019

Attn: Avi Banyasz

Telephone No.: (212) 601-4706

Telecopy No.:

Email: abanyasz@tpg.com

and:

DivcoWest

575 Market Street, 35th Floor

San Francisco, California 94105

Attn: Sam Hamilton

Telephone No.: (415) 284-5712

Telecopy No.: (415) 284-5812

Email: shamilton@divcowest.com

With copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn:	Harvey Uris

 Kenneth Wolff

 Vered Rabia

Telephone No.: (212) 735-3000

Telecopy No.: (212) 735-2000

Email: Harvey.uris@skadden.com; kenneth.wolff@skadden.com;

vered.rabia@skadden.com

And:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, California 90067

Attn: Jesse Sharf

Telephone No.: (310) 552-8512

Telecopy No.: (213) 229-6638

Email: jsharf@gibsondunn.com

1.10 “Bylaws” means the Bylaws of Seller as currently in effect consisting of Amended and Restated Bylaws dated as of December 18, 2007.

1.11 “Charter” means the corporate charter of Seller as currently in effect including the Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland on November 23, 1998.

1.12 “Closing Date” or “Closing” means the date which is ten (10) days after the date on which the Maryland Law Vote has been obtained, provided that all conditions to closing contained in this Agreement for Buyer’s benefit shall have been satisfied, or waived in writing by Buyer, or some combination thereof, but in any event no later than 12:00p.m., Pacific Time on the Outside Closing Date unless Buyer and Seller otherwise agree in writing; provided, further that Buyer and Seller agree to endeavor to use commercially reasonable efforts to attempt to close in less than ten (10) days after the Maryland Law Vote if and to the extent reasonably practicable.

1.13 “Debt and Other Obligations” Buyer shall at the Closing (i) assume existing debt to Hartford and Allianz, and prepay in full existing debt to Northwestern Mutual Life Insurance Company in accordance with the Northwestern Mutual Payoff Letter(s) (collectively, “Debt”), and (ii) assume or pay in cash other obligations (collectively, “Other Obligations”) for a total amount (inclusive of (i) and (ii)) of Three Hundred Ninety-Seven Million Eight Hundred Sixty-Seven Thousand Three Hundred Twenty-Six Dollars ($397,867,326), as described on Exhibit B, as part of Buyer’s financial obligations to Seller under this Agreement.

1.14 “Deposit” means, collectively, the Initial Deposit and, if applicable, the Additional Deposit, together with all interest accrued thereon.

1.15 “Environmental Laws” means any federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authority, existing now or in the future, which classify, regulate, list or define Hazardous Materials.

1.16 “Escrow Holder” or “Title Company” means First American Title Insurance Company, provided, however, that for purpose of the definition of Title Company, the definition shall also include those title insurance companies listed on Schedule 1 attached hereto, who shall have committed to provide co-insurance or re-insurance, as selected by Buyer, in an amount not to exceed 40% in value of the Target Properties; provided, however, obtaining such co-insurance or re-insurance shall not be a closing condition or delay the Closing in any manner.

1.17 “Escrow Holder’s Address” means:

First American Title Insurance Company

1737 North First Street, Suite 100

San Jose, CA 95112

Attention: Liz Zankich, Sr. Escrow Officer

Telecopy No.: (408) 451-3424

Telephone No.: (408) 559-7989

Email: lzankich@firstam.com

1.18 “Existing Survey” means any survey listed on lines 60-89 of Schedule 2 attached hereto.

1.19 “Governmental Agency” means any local, county, state and federal governmental agencies, authorities, regulatory bodies, courts or tribunals, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

1.20 “Ground Leased Target Property” means the Target Property identified as such on Exhibit A and having a street address of 1875 Charleston, Mountain View, California.

1.21 “Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations promulgated thereto: (a) any “hazardous substance” within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq. or the California Hazardous Substance Account Act, Cal. Health and Safety Code § 25300 et seq. or the Porter Cologne Water Quality Act, Cal. Water Code § 13000 et seq. or the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq.; (b) any “hazardous waste” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; (c) any “pesticide” or “economic poison” as defined in California Food and Agricultural Code § 12753 and any regulations promulgated in connection therewith; or (d) any other substance, chemical, waste, toxicant, pollutant, pesticide or contaminant regulated by any federal, state or local law, statute, rule, regulation or ordinance for the protection of health or the environment, including, without limitation, methane and any petroleum products or fractions thereof.

1.22 “Improvements” means the buildings, improvements and structures located on the Land, but shall expressly exclude any fixtures owned by any tenant under any Tenant Lease.

1.23 “Independent Directors Committee” means the duly appointed committee of the Seller’s Board, the members of which are William A. Hasler, Lawrence B. Helzel and Martin S. Roher.

1.24 “Initial Deposit” means the sum of Five Million and No/100 Dollars ($5,000,000.00).

1.25 “Land” means those certain parcels of land and appurtenances thereto more particularly described on Exhibits A-1 through A-59 attached hereto (to the extent any legal descriptions of the land need to be updated after Buyer’s review of the title and survey results, Buyer and Seller agree to cooperate to make any revisions to Exhibit A-1 through A-59 as are reasonably necessary), including Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent to such parcels of land.

1.26 “Law” means any federal, state, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Agency or stock exchange.

1.27 “Lease and Related Costs” means all leasing commissions or other related costs expended by Seller after March 15, 2012 for either renewing existing leases or leasing vacant properties, which Buyer shall at the time of the Closing (as defined herein) either pay in cash to Seller or assume, if not paid by Seller, which shall include those costs (i) set forth on Schedule 1.27 and (ii) that are approved by Buyer in advance in writing.

1.28 “Licenses and Permits” means, collectively, all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Agency in connection with the Target Property and Improvements, together with all renewals and modifications thereof, in each case to the extent transferable.

1.29 “Majority-of-the-Disinterested Vote” means the affirmative vote of the holders of Shares entitled to cast a majority of all of the votes entitled to be cast on the transactions at the Seller Stockholder Meeting duly called and held for such purpose, disregarding (in the numerator and denominator) votes cast or entitled to be cast by the following holders: (i) Buyer; (ii) Carl E. Berg; or (iii) any person who is a member of the immediate family of Carl E. Berg or any entity which is controlled by Carl E. Berg.

1.30 “Maryland Law Vote” means the approval of the sale of the Target Properties to Buyer as contemplated hereby and the other transactions required for consummation of the sale of the Target Properties by Seller to Buyer by the stockholders of Seller, by the vote required under the Charter and Bylaws and the MGCL, to approve the sale or transfer of all or substantially all of the assets of Seller, which is the affirmative vote of the holders of Shares entitled to cast a majority of all of the votes entitled to be cast on such matter at a stockholders meeting duly called and held for such purpose.

1.31 “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (each, an “Effect”) that, individually or in the aggregate when taken with all other such facts, changes, developments, events, effects, conditions, occurrences, actions or omissions, have had or would reasonably be expected to have a material adverse effect on the Target Properties, taken as a whole, or on the ownership or operation thereof, provided, however, that no Effect (either alone or in combination) resulting from any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world in which Seller and its Subsidiaries conduct business, or conditions in the global economy generally; (ii) general market conditions (or changes in such general market conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world in which Seller conducts business, including (A) changes in interest rates in the United States or any other country or region in the world in which Seller conduct business and changes in exchange rates for the currencies of any such countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world in which Seller and its Subsidiaries conduct business; (iii) general market conditions (or changes in such general market conditions) in the industries in which Seller conducts business; (iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters in the United States or any other country or region in the world; or (vi) any changes in applicable law (or the interpretation thereof) or changes in U.S. Generally Accepted Accounting Principles (“GAAP”) or other applicable accounting standards (or the interpretation thereof), in each case enacted or arising after the date hereof, except in the case of clause (i), (ii) or (iii) to the extent such conditions or changes would have or would reasonably be expected to have a material disproportionate adverse effect on the Target Properties, taken as a whole, relative to comparable properties.

1.32 “New Survey” means an ALTA/ASCM land title survey with respect to a Target Property complying with the requirements set forth on Exhibit P.

1.33 “Northwestern Mutual Payoff Letter(s)” means one or more payoff letters with respect to all outstanding indebtedness owed to Northwestern Mutual Life Insurance Company copies of which are attached hereto as Exhibit K.

1.34 “Order” means any injunction, order, writ, judgment, decree, ruling or other legal restraint or prohibition enacted, issued, promulgated, enforced or entered by any Governmental Agency.

1.35 “Outside Closing Date” means December 27, 2012 unless extended by Seller as provided in Section 10.3(e).

1.36 “Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, including any Governmental Agency.

1.37 “Personal Property” means, in respect of any Target Property, all of the right, title and interest of Seller in and to the tangible personal property which is located at and used solely in connection with the Target Property as of the Closing Date.

1.38 “Property” means the Target Property, together with the related Personal Property, the Tenant Leases (together with any guaranties thereof and letters of credit and/or other security posted as security for obligations thereunder) and to the extent transferable, all of Seller’s right, title, and interest in and to all tangible and intangible assets of any nature relating solely to the Property, including without limitation, (a) all warranties upon the Improvements or the Personal Property, (b) rights to any plans, specifications, engineering studies, reports, drawings, and prints relating to the construction, reconstruction, modification and alteration of Improvements, (c) all works of art, graphic designs and other intellectual or intangible property used by Seller in connection with the Property, including any trade name associated with the Improvements, (d) the Licenses and Permits, (e) the name “Mission West Properties” and any variants thereof and similar business or trade names, to the extent transferable; provided, however, Seller makes no representations or warranties whatsoever regarding the name “Mission West Properties” or any similar business or trade name, and (f) any websites or other intellectual property of Seller, to the extent transferable.

1.39 “Property Owner” means the fee owner of any Target Property.

1.40 “Rent Roll” means those certain rent rolls listing the Tenant Leases for each of the Target Properties, and showing certain information with respect thereto, as set forth on Exhibit L-1 attached hereto.

1.41 “Required Endorsements” means with respect to Buyer’s Title Policy, the absence of a general survey exception, the inclusion of a land same as survey endorsement, the inclusion of an access endorsement, the inclusion of a zoning endorsement including parking, and insuring against any changes in the state of facts shown since the date of the Existing Survey.

1.42 “Required Estoppel Tenants” means those tenants at Target Properties specified on Exhibit D-1 attached hereto.

1.43 “SEC” means the U.S. Securities and Exchange Commission.

1.44 “Seller’s Address” means:

Mission West Properties, Inc.

10050 Bandley Drive

Cupertino, California 95014

Attention: Mr. Carl Berg

Telecopy No.: (408) 725-1626

Telephone No.: (408) 725-0700

Email: ceb@missionwest.com

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

Attention: Allison Leopold Tilley

Telecopy No: (650) 233-4545

Telephone No.: (650) 233-4500

Email: Allison@pillsburylaw.com; Jorge@pillsburylaw.com

1.45 “Seller’s Knowledge” and words of similar import mean, and shall be limited to, the current, actual (as distinguished from implied, imputed or constructive) knowledge of Carl E. Berg, Seller’s Chairman and Chief Executive Officer, or Raymond V. Marino, Seller’s President and Chief Operating Officer, taking into account such inquiry or investigation performed by such persons in the ordinary course, and taking into account such delivered notices as have been addressed to the Seller and its applicable affiliates.

1.46 “Seller’s Termination Fee” means the sum of Fourteen Million Dollars ($14,000,000).

1.47 “Shares” means the issued and outstanding shares of common stock, par value $0.001 per share, of Seller.

1.48 “Subsidiary” or “subsidiary” of the Seller or any other person means: a corporation, limited liability company, partnership, joint venture, trust or other entity or organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; or (c) at least 50% of the equity interests is controlled by such party.

1.49 “Superior Proposal” means a bona fide written Acquisition Proposal (except that the references therein to “20%” shall be replaced, in the case of clause (i)(A) thereof, with a reference to “75%,” and in each other case, with a reference to “50%”) made by a third party that the Seller Board (acting upon the recommendation of the Independent Directors Committee), by requisite vote, determines in good faith, after consulting with its outside legal counsel and independent financial advisors, is reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable to the holders of Shares from a financial point of view than the transactions contemplated hereby, after taking into account all legal, financial, regulatory and other aspects of the proposal as the Seller Board (acting upon the recommendation of the Independent Directors Committee) deems relevant.

1.50 “Survey Requirements” means, with respect to any Target Property with respect to which an Existing Survey is an Acceptable Survey: (i) the Existing Survey is an accurate survey of the subject Target Property in all material respects; and (ii) there are no matters adverse to the subject Target Property’s access, ingress and egress, current or intended use, orientation and location of Improvements, encroachments, parking, other physical conditions not disclosed by the applicable PTR and related exception documents (including matters adversely impacting the current use of the subject Target Property) that are not set forth on such Existing Survey and that have a material adverse effect on the utility or value of the subject Target Property.

1.51 “Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

1.52 “Tenant Lease” means any leases, occupancy agreements or other agreements for the use and occupancy of the Target Properties, together with any amendments or modifications thereto.

2. Sale of Target Properties: Purchase Price

2.1 Sale of Target Properties . Subject to the terms, covenants and conditions of this Agreement, in exchange for payment of the Purchase Price, as provided herein, Seller shall at the Closing sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, fee simple interests in all of the Land comprising the Target Properties together with the Improvements thereon, including, without limitation, (a) all rights, privileges, servitudes, and other appurtenances related thereto, including, without limitation, all right, title and interest of Seller, if any, in and to any streets, alleys or rights of way which are adjacent to such land, and subsurface and other rights below such land and any air rights above such land, if any, (b) all intangible property owned by Seller including, without limitation, any Licenses and Permits, or other intangible rights related to the land if any, (c) the Personal Property, appurtenances, if any, Tenant Leases and Debt and Other Obligations, and (d) without duplication, the Property.

2.2 Purchase Price.

2.2.1 Buyer shall pay to Seller an amount equal to the sum of Seven Hundred Ninety-Seven Million Four Hundred Twenty-Eight Thousand Four Hundred Ninety-One Dollars ($797,428,491), which is comprised of Three Hundred Ninety-Nine Million Five Hundred Sixty-One Thousand One Hundred Sixty-Five Dollars ($399,561,165) in cash and the assumption of Debt and Other Obligations totaling Three Hundred Ninety-Seven Million Eight Hundred Sixty-Seven Thousand Three Hundred Twenty-Six Dollars ($397,867,326) (the “Purchase Price”), subject to adjustment as set forth in Section 2.2.2.

2.2.2 Notwithstanding the foregoing, the Purchase Price shall be adjusted if required due to (x) removal of any Target Property(ies) as a result of Casualty or Condemnation in accordance with Section 7, or (y) by mutual agreement of Buyer and Seller.

2.3 Deposit

2.3.1 The Deposit shall be payable as follows: Within two (2) Business Days after the mutual execution of this Agreement, Buyer shall deposit the Initial Deposit in Escrow, in the form of a wire transfer. In the event Buyer does not deposit the Initial Deposit in Escrow within such two (2) Business Day period, this Agreement shall be deemed terminated.

2.3.2 If Buyer shall have delivered the DD Waiver Notice on or prior to the Benchmark Date and the Maryland Law Vote is obtained prior to the date which is on or before five (5) days after the Benchmark Date, or, if later, the date to which the Seller Stockholder Meeting has been postponed or adjourned pursuant to the terms hereof, Seller shall notify Buyer in writing that the Maryland Law Vote has been obtained and Buyer shall within two (2) Business Days of such written notice, deposit the Additional Deposit in Escrow, in the form of a wire transfer. Notwithstanding anything to the contrary provided for herein, Buyer shall have the right in its sole and absolute discretion to terminate this Agreement and receive a return of the Deposit at any time, for any or no reason, on or prior to the Benchmark Date.

2.3.3 The Deposit shall be held by Escrow Holder and applied towards the Purchase Price at the Closing or otherwise applied in accordance with the terms of this Agreement. In the event Escrow fails to close solely because of a default by Buyer under this Agreement, provided that Seller is not in default under this Agreement and all conditions in Section 3.3 to Buyer’s obligation to close under this Agreement that can be met as of the date of such default and other than those conditions that by their terms are to be satisfied at the Closing are otherwise satisfied, the Deposit shall be retained by Seller as Liquidated Damages in accordance with Section 11.1. The Deposit made by Buyer shall be returned to Buyer if Buyer is not, at the time of termination of this Agreement, in default of its obligation to consummate the Closing and as a result of Seller’s failure to perform its obligations hereunder, or the failure of any condition to Buyer’s obligation to close under this Agreement to be satisfied not due to any action of Buyer, the Closing does not occur, or any termination of this Agreement pursuant to Section 2.3.2, 3.3.11, 4.1, 7 or 10 (other than pursuant to Section 10.1(c)(i)).

2.3.4 Buyer shall deposit into Escrow an amount (the “Cash Balance”), in immediately available federal funds equal to the Purchase Price minus the Deposit and minus the Debt and Other Obligations and which amount shall be decreased by the amount of any credits due Buyer, and increased by the amount of any items chargeable to Buyer, under Section 3.10 in this Agreement. Buyer shall deposit or cause to be deposited the Cash Balance into Escrow in the form of immediately available federal funds no later than one (1) Business Day before the Closing Date.

2.4 Interest. All funds received from or for the account of Buyer shall be deposited by Escrow Holder in an interest-bearing account with a federally insured state or national bank located in California. All interest accrued on the Deposit shall inure to the benefit of the party that becomes entitled to the Deposit.

3. Escrow; Closing Conditions; Pre-Closing Covenants.

3.1 Escrow. Upon the execution of this Agreement by Buyer and Seller, and the acceptance of this Agreement by Escrow Holder in writing, this Agreement shall constitute the joint escrow instructions of Buyer and Seller to Escrow Holder to open an escrow, with Escrow

No. 519868 (“Escrow”) for the consummation of the sale of the Target Properties to Buyer pursuant to the terms of this Agreement. Upon Escrow Holder’s receipt of the Initial Deposit and Escrow Holder’s written acceptance of this Agreement, Escrow Holder is authorized and directed to act in accordance with the terms of this Agreement. Buyer and Seller shall execute Escrow Holder’s general escrow instructions upon request; provided, however, that if there is any conflict or inconsistency between such general escrow instructions and this Agreement, this Agreement shall control. Upon the Closing, Escrow Holder shall pay any sum owed to Seller with immediately available federal funds.

3.2 Closing Date. The Escrow shall close on the Closing Date, provided that all conditions to the Closing set forth in this Agreement have been satisfied or waived in writing by the party intended to be benefited thereby.

3.3 Buyer’s Conditions to Closing. The obligations of Buyer to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of the same by Buyer in writing:

3.3.1 Title Policy. The Title Company’s commitment to issue or the issuance of the Buyer’s Title Policy complying with the requirements of Section 3.5.2 and Section 3.5.3 below.

3.3.2 Covenants. Seller having performed and complied with in all material respects all agreements and covenants required hereby to be performed or complied with by Seller prior to or at the Closing, including without limitation, the Seller providing fee simple title to all of the Target Properties, other than Target Properties subject to ground leases. Buyer shall have received a certificate validly executed and signed on behalf of Seller by an executive officer of Seller to such effect.

3.3.3 Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct as of the date made, and true and correct in all material respects as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (or in the case of representations or warranties that specifically address matters only as of a particular date, as of such date); provided that, for purposes of this Section 3.3.3, a failure of a representation or warranty to be true and correct shall only be deemed material if, together with all other failures of representations and warranties to be true and correct, there is an effect on the aggregate value of the Target Properties and/or a likely exposure to the owner thereof, including without limitation costs and expenses, taken together of Ten Million Dollars ($10,000,000) or more. Buyer shall have received a certificate validly executed and signed on behalf of Seller by an executive officer of Seller to such effect.

3.3.4 Delivery and Possession. Seller shall deliver possession of the Target Properties to Buyer at the Closing free and clear of rights of any parties to possession except for the existing Tenant Leases.

3.3.5 Estoppel Certificates. Seller shall deliver to Buyer executed Acceptable Estoppel Certificates, as set forth in Exhibit D, from (i) tenants representing at least eighty percent (80%) by square footage of the Target Properties and (ii) the Required Estoppel Tenants (the “Required Threshold”).

3.3.6 Material Adverse Effect. There shall not have occurred any Effect or Effects that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect.

3.3.7 Service Agreements. Seller shall have terminated any service agreements and other contracts, including without limitation any and all property management agreements, relating to the Target Properties to which Seller or any Subsidiary of Seller is a party.

3.3.8 Loan Assumptions; Northwestern Mutual Payoff Letters. Hartford and Allianz shall have approved and fully documented an assumption of the Assumed Debt by Buyer’s designee(s) (which designee(s) may be one or more special purpose entities designated to hold the applicable Target Property(ies)), in form and substance reasonably acceptable to Buyer, without any adverse change to the economic or other material terms of such Debt, and with any substitute recourse guaranties or environmental indemnities only provided by Buyer or other entities acceptable to Buyer in its sole discretion (a “Loan Assumption”). In connection with any Loan Assumption, Buyer shall only be responsible for the costs and expenses set forth on Schedule 3 attached hereto. The Northwestern Mutual Payoff Letters shall remain in full force and effect, and Northwestern Mutual shall have accepted payment in full of such loans in the amount specified in the Northwestern Mutual Payoff Letters, without any additional prepayment premium, penalty or other costs.

3.3.9 Security Deposits. Any letters of credit in lieu of security deposits shall have been transferred to Buyer as set forth in Section 3.7.10 below.

3.3.10 Stockholder Approval. The Maryland Law Vote shall have been received.

3.3.11 Litigation. (i) There shall be no litigation or dispute threatened in writing or pending before or after the Benchmark Date by any Person arising out of or related to the transactions contemplated hereby or in connection herewith (including under any other transactions and agreements), or which seeks to assert damages or liability relating to consummating the same, in either case which Buyer believes in good faith could have an adverse impact on Buyer and/or its Affiliates or the Target Properties, of which Buyer first obtains actual notice after the Benchmark Date (a “Post-Benchmark Date Litigation”), and (ii) there shall be no change or development in any litigation or dispute that was threatened in writing or pending prior to the Benchmark Date and about which Buyer obtained actual notice prior to the Benchmark Date by any Person arising out of or related to the transactions contemplated hereby or in connection herewith (including the other transactions and agreements which are necessary to consummate the transactions contemplated hereby) or which seeks to assert damages or liability relating to consummating the same, in either case which Buyer believes in good faith could have an adverse impact on Buyer and/or its Affiliates or the Target Properties (a “Post-Benchmark Date Litigation Update”). By way of example and not of limitation, those changes in litigation or disputes referred to in clause (ii) above which Buyer could consider adverse to Buyer and/or any of its Affiliates or the Target Properties may include, but are not limited to, (A)

the addition of named plaintiffs to existing litigation (even if in replacement of “John Doe” plaintiffs) relating to or otherwise affecting Buyer and/or its Affiliates or the Target Properties, (B) the addition of new causes of action to existing litigation (even if in replacement of generic causes of action), or amendments to causes of action in existing litigation relating to or otherwise affecting Buyer and/or its Affiliates or the Target Properties, and (C) adverse developments (including those made known through discovery) in existing litigation, in each case to the extent different from the facts actually known to Buyer on the Benchmark Date which Buyer believes in good faith could have an adverse impact on Buyer and/or its Affiliates or the Target Properties. If, after the Benchmark Date, Buyer shall receive actual written notice of any litigation or dispute threatened in writing or pending that may be Post-Benchmark Date Litigation or a Post-Benchmark Date Litigation Update, Buyer shall, within three (3) Business Days after receipt of such actual notice, notify Seller whether (i) Buyer waives its right to consider such litigation or dispute threatened in writing or pending to be Post-Benchmark Date Litigation or a Post-Benchmark Date Litigation Update, subject to clause (ii) of the first sentence of this Section 3.3.11; or (ii) Buyer considers such litigation or dispute threatened in writing or pending to be Post-Benchmark Date Litigation or a Post-Benchmark Date Litigation Update and elects to terminate this Agreement, whereupon the Deposit shall be returned to Buyer, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.

3.3.12 Order. No court or other Governmental Agency of competent jurisdiction shall have enacted, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits consummation of the Closing.

3.3.13 Ground Lease Estoppel Certificate. Seller shall deliver to Buyer an executed estoppel certificate from the landlord of the Ground Leased Target Property substantially in the form attached hereto as Exhibit O or in the form expressly required under the ground lease relating to the Ground Leased Target Property.

3.3.14 Articles of Transfer. Seller shall have executed and delivered to Buyer Articles of Transfer substantially in the form attached hereto as Exhibit N (the “Articles of Transfer”).

3.4 Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of the same by Seller in writing:

3.4.1 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (or in the case of representations or warranties that specifically address matters only as of a particular date, as of such date). Seller shall have received a certificate validly executed and signed on behalf of Buyer by an executive officer of Buyer to that effect.

3.4.2 Covenants. Buyer shall have performed and complied with in all material respects all agreements and covenants required hereby to be performed or complied with by Buyer prior to or at the Closing. Seller shall have received a certificate validly executed and signed on behalf of Buyer by an executive officer of Buyer to that effect.

3.4.3 Stockholder Approval. The Maryland Law Vote shall have been received.

3.4.4 Litigation. No Person shall have obtained any injunction which prevents Closing of the sale of the Target Properties.

3.4.5 Order. No court or other Governmental Agency of competent jurisdiction shall have enacted, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

3.4.6 Articles of Transfer. Buyer shall have executed and delivered Articles of Transfer.

3.4.7 Loan Assumptions; Northwestern Mutual Payoff Letters. Hartford and Allianz shall have approved and fully documented the Loan Assumption. In connection with any Loan Assumption, Buyer shall be responsible for the costs and expenses as required by either lender. The Northwestern Mutual Payoff Letters shall remain in full force and effect, and Northwestern Mutual shall have accepted payment in full of such loans in the amount specified in the Northwestern Mutual Payoff Letters, without any additional prepayment premium, penalty or other costs, subject to Buyer taking no action that results in any changes to the lender agreements.

With respect to the conditions set forth in Section 3.4.4 and 3.4.5, Seller shall be obligated to use commercially reasonable diligent efforts to seek to have any such injunction or Order (other than a final, non-appealable Order) lifted prior to the Outside Closing Date and shall not be permitted, prior to the Outside Closing Date, to terminate this Agreement or fail to close hereunder solely by reason of such conditions not having been satisfied.

3.5 Title and Title Insurance.

3.5.1 Conveyance Documents. At the Closing, Seller shall convey title to the Target Properties (other than the Ground Leased Target Property) to Buyer by individual grant deeds in the form of Exhibit C attached hereto (“Deed”), and Seller shall convey title to the Ground Leased Target Property by an assignment of ground lease in the form of Exhibit C-1 attached hereto (“GL Assignment”).

3.5.2 Buyer’s Title Policy. At the Closing, Escrow Holder shall cause the Title Company to issue to Buyer a 2006 form ALTA Extended Coverage Owner’s Policy of Title Insurance on each of the Target Properties (“Buyer’s Title Policy”) which:

1. shall be written with liability insurance coverage in the amount of the Purchase Price for such property, with at least 60% coverage from First American and such co-insurance and/or re-insurance, as selected by Buyer; and

2. shall insure title to the Target Properties, to be vested in Buyer, subject only to the following exceptions (“Permitted Exceptions”): (i) general and special real property taxes and assessments for the current fiscal year, a lien not yet due and payable, (ii) the exceptions approved by Buyer pursuant to Section 4 below; (iii) the Assumed Debt assumed by Buyer as part of the Purchase Price and (iv) any exceptions directly or indirectly caused by Buyer, provided, however, that exceptions created by the city in which such property is located or any other Governmental Agency without Buyer’s concurrence or approval which result from Buyer’s entitlement activities shall be considered exceptions directly or indirectly caused by Buyer.

3.5.3 ALTA Policy. Buyer has required that each Buyer’s Title Policy be a 2006 form ALTA Extended Coverage Owner’s Policy of Title Insurance. Buyer shall pay for the increased cost of such policy over the cost of an otherwise identical, but standard, CLTA policy without endorsements, and for the cost of any other increase in the amount or scope of title insurance if Buyer elects to increase the amount or scope of title insurance coverage provided in Buyer’s Title Policy, including such co-insurance and/or re-insurance as determined by Buyer, which co-insurance and/or re-insurance shall not materially delay the Closing Date.

3.6 Closing Costs and Charges.

3.6.1 Seller’s Costs. Seller shall pay (a) one-half ( 1/2) of Escrow Holder’s fees in connection with the Escrow; (b) all expenses and charges incurred in connection with the discharge of delinquent taxes and assessments, if any, which may be required in order for the Title Company to issue Buyer’s Title Policy as if they were standard CLTA policies without endorsements; (c) all of the County documentary transfer taxes and one half (1/2) of the city transfer taxes; (d) the premium for Buyer’s Title Policy as if they were CLTA policies without additional endorsements; (e) Lease and Related Costs not approved in advance by Buyer; and (f) usual Seller charges in connection with the transfer of the Target Properties.

3.6.2 Buyer’s Costs. Buyer shall pay: (a) one-half ( 1/2) of the Escrow Holder’s fees in connection with the Escrow and one half ( 1/2) of any city transfer taxes; (b) usual Buyer’s recording charges in connection with the transfer of the Target Properties; (c) any costs arising out of the issuance by the Title Company of the Buyer’s Title Policy, if applicable, which are in excess of the cost of a comparable, but standard, CLTA policy without endorsements, including applicable incremental costs of co-insurance and/or reinsurance selected by Buyer; (d) Lease and Related Costs set forth on Schedule 1.27 or otherwise approved in advance by Buyer; (e) assumption fees and related costs imposed by the holders of the Assumed Debt assumed by Buyer pursuant to the terms hereof, capped at the amounts shown on Schedule 3; and (f) the cost of all New Surveys. In addition, Buyer shall pay all costs associated with any endorsements to such title policy, including any title insurance costs associated with the assumption of the Assumed Debt.

3.6.3 Other Costs. All other costs, if any, shall be apportioned in the customary manner for real property transactions in the applicable county where a Target Property is located.

3.7 Deposit of Documents and Funds by Seller. Not later than three (3) Business Days prior to the Closing Date, Seller shall deposit the following items into Escrow, each of which shall be duly executed and acknowledged by Seller where appropriate:

3.7.1 The Deed;

3.7.2 The GL Assignment;

3.7.3 The General Assignment in the form of Exhibit E;

3.7.4 The Certification of Non-Foreign Status in the form of Exhibit F (the “Certification”);

3.7.5 An FTB Form 593-C (the “593-C”);

3.7.6 The Assignment and Assumption of Leases with respect to all Tenant Leases (the “Assignment of Leases”) in the form attached hereto as Exhibit G;

3.7.7 Notices to each tenant at each Target Property, signed by Seller, that shall disclose that such Target Property has been sold to Buyer, and that after Closing, all rents and other amounts payable should be payable to Buyer or Buyer’s designee (the “Tenant Notice Letters”) in the form attached hereto as Exhibit H;

3.7.8 Seller shall deliver to Buyer a set of keys for each Target Property on the Closing Date (this may be accomplished outside of escrow) to the extent such keys are in Seller’s possession;

3.7.9 The Closing Statement described in Section 3.10 herein, setting forth, inter alia, the closing adjustments and material monetary terms of the transaction contemplated hereby, which shall be subject to adjustment in order to effectuate the provisions of Sections 3.10, 3.10.1, 3.10.2, 3.10.3 and 3.10.4 hereof.

3.7.10 If applicable, with respect to any security deposits which are in the form of letters of credit, Seller shall, if the same are assignable, (a) (i) deliver to Buyer at the Closing such letters of credit and (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require to effect assignment thereof, and (b) reasonably cooperate with Buyer at Buyer’s request to change to Buyer the named beneficiary under such letters of credit which are not assignable, and if Seller is unable to do so then Seller shall cooperate with Buyer in making any draw under any such letter of credit, which Seller reasonably believes is permitted thereunder and, to the extent permitted thereunder, shall remit to Buyer any funds so collected;

3.7.11 A date down certificate confirming that Seller’s representations and warranties contained in this Agreement remain true and correct in all material respects (consistent with Section 3.3.3), subject to the limitations on survival contained in Section 8, or stating any changes thereto, provided that Buyer may object to any changes noted (the “Seller Date-Down Certificate”);

3.7.12 Original Acceptable Estoppel Certificates executed by tenants meeting the Required Threshold; and

3.7.13 Other documents that may reasonably be required by Escrow Holder to complete the Closing in accordance with this Agreement.

3.8 Deposit of Documents and Funds by Buyer. Not later than one (1) Business Day prior to the Closing Date, Buyer shall deposit the following items into Escrow each of which shall be duly executed and acknowledged by Buyer where appropriate:

3.8.1 The Cash Balance;

3.8.2 All other funds and documents as may reasonably be required by Escrow Holder to close the Escrow in accordance with this Agreement;

3.8.3 The Assignment of Leases in the form attached hereto as Exhibit G;

3.8.4 The Tenant Notice Letter in the form attached hereto as Exhibit H; and

3.8.5 A date down certificate confirming that Buyer’s representations and warranties contained in this Agreement remain true and correct in all material respects, subject to the limitations on survival contained in Section 9, or stating any changes thereto, provided that Seller may object to any changes noted.

3.9 Delivery of Documents and Funds at Closing. Provided that all conditions to closing set forth in this Agreement have been satisfied or, as to any condition not satisfied, waived by the party intended to be benefited thereby, on the Closing Date, Escrow Holder shall conduct the closing by recording or distributing the following documents and funds in the following manner:

3.9.1 Recorded Documents. Record the Deeds in the official records of the county in which the Target Properties are located;

3.9.2 Buyer’s Documents. Deliver to Buyer: (a) the original Buyer’s Title Policy; (b) the original Certification; (c) the original 593-C; (d) an original counterpart of the General Assignment executed by Seller; (e) a copy of the Deeds, conformed with applicable recording information; (f) the Assignment of Leases; (g) the Tenant Notice Letters; (h) the Seller Date-Down Certificate; (i) the Acceptable Estoppel Certificates; and (j) the Closing Statement;

3.9.3 Seller’s Documents. Deliver to Seller a copy of every document delivered to Buyer; and

3.9.4 Purchase Price. Deliver to Seller the Cash Balance, the Deposit and such other funds, if any, as may be due to Seller by reason of credits under this Agreement.

3.10 Prorations and Adjustments. Seller and Buyer agree to adjust, as of 11:59 p.m., Pacific Time on the day immediately preceding the Closing Date in accordance with the applicable provisions of this Section 3.10, the following (collectively, the “Proration Items”):

real estate and personal property taxes and assessments, utility bills (except as hereinafter provided), collected Rents and operating expenses payable by the Seller with respect to the Target Properties. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including 11:59 p.m., Pacific Time on the day immediately preceding the Closing Date, and Buyer will be charged and credited for all of the Proration Items relating to the period after the Closing Date. Such estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Buyer at least three (3) Business Days prior to the Closing Date for any revisions necessary to effectuate the provisions of this Section 3.10, and Sections 3.10.1, 3.10.2, 3.10.3, 3.10.4 and 3.10.5 (the “Closing Statement”), which Closing Statement shall be based on, and be consistent with, the Pro Forma Closing Statement. The Closing Statement, once agreed upon, shall be signed by Buyer and Seller and delivered to the Escrow Agent for purposes of making the proration adjustment at Closing, which shall be final and binding upon Buyer and Seller. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available as mutually agreed upon by Buyer and Seller. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Buyer. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Buyer will be obligated to make its own arrangements for future deposits with the utility providers. Notwithstanding anything to the contrary contained herein, no prorations shall be made with respect to any items contracted for directly by a tenant, and for which a tenant is 100% directly responsible, unless the landlord has responsibility if the tenant does not pay the same, under a Tenant Lease (e.g., under a “triple net” lease). Seller shall deliver to Buyer a pro forma estimated proration statement not less than ten (10) days prior to the date scheduled for the Seller Stockholder Meeting, showing pro forma prorations as of the end of the preceding calendar month. Seller and Buyer shall endeavor to agree on the form and methodology utilized in preparing the pro forma estimated proration statement prior to the Business Day which is two (2) Business Days preceding the date scheduled for the Seller Stockholder Meeting (as so agreed upon, the “Pro Forma Closing Statement”).

3.10.1 Taxes. Escrow Holder shall prorate real property taxes and assessments on the Target Properties as of the Closing for the current fiscal year, based on the most current official real property tax information available from the County Assessor’s office where the Target Properties are located or other assessing authorities. If real property tax and assessment figures for the current fiscal year are not available, real property taxes shall be prorated based on 102% of the real property taxes for the previous fiscal year. Seller shall pay any real property taxes attributable to the period of Seller’s ownership of the Target Properties. Seller reserves the right to meet with governmental officials and to contest any reassessment concerning or affecting Seller’s obligations under this Section 3.10.1. Real estate taxes, unmetered water and sewer charges and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Property in respect of the current fiscal year of the applicable taxing authority in which the Closing Date occurs (the “Current Tax Year”), shall be apportioned on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Buyer). If the Closing shall occur before the tax rate for the Current Tax Year is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the next preceding fiscal period applied to the latest assessed valuation. Promptly after the new tax rate is fixed for the fiscal period in which the Closing takes place, the apportionment of real estate taxes shall be recomputed. Upon the Closing Date and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments levied or imposed upon the Property payable in respect of the Current Tax Year and all periods after the Current Tax Year. In no event shall Seller be charged with or be responsible for any increase in the real estate taxes or assessments levied or imposed upon the Property resulting from the transfer of the Property herein contemplated or from any improvements made or leases entered into at any time or for any reason. In the event that any assessments levied or imposed upon the Property are payable in installments, the installment for the Current Tax Year shall be prorated in the manner set forth above and Buyer hereby assumes the obligation to pay any such installments due on and after the Closing Date. If any proceedings for the reduction of the assessed valuation of a Target Property (“Tax Proceedings”) relating to any tax years ending prior to the tax year in which the Closing occurs are pending at the time of the Closing, Seller shall have the right to continue to prosecute and/or settle the same, and any refunds paid or credits made for any period(s) prior to Buyer's ownership of the Property shall be retained in full by Seller (subject to the rights, if any, of tenants thereto).

3.10.2 Rent. Buyer will receive a credit on the Closing Statement for the prorated amount (as of 11:59 p.m., Pacific Time of the day immediately preceding the Closing Date) of all Rents previously paid to or collected by Seller and attributable to any period following Closing. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rents will not be prorated. All sums collected by Buyer from and after Closing from each Tenant will be applied first to current amounts owed by Tenant to Buyer and then to Delinquent Rents owed by such Tenant to Seller. Buyer agrees that any sums due Seller will be promptly remitted to Seller. Buyer shall have the exclusive right to collect any sums due Seller from Tenants under the Leases, provided that Buyer shall use commercially reasonable and diligent efforts to collect any Delinquent Rents.

3.10.3 Additional Rent. All Additional Rents (as defined below) which have been received in respect to the month in which the Closing Date occurs (the “Current Month”) shall be prorated as of the Closing Date. Such Additional Rents for the Current Month which have been received as of the Closing Date shall be prorated on a per diem basis based upon the number of days in the Current Month prior to, but not including, the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month from and after the Closing Date (which shall be allocated to Buyer). In addition, Seller shall be credited on the Closing Date with their share of rents and other tenant charges and Additional Rents for the Current Month and for all periods prior to the Current Month which have not been received as of the Closing Date. Buyer shall be solely responsible, after the Closing Date, for collecting unpaid Additional Rents. At least five (5) business days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a reconciliation (“Additional Rents Reconciliation”) of (i) actual operating and similar expenses of the Property upon which Additional Rents are based (“Additional Rent Expenses”) for the period commencing on January 1, 2012 and ending on the last day of the Current Month (“Additional Rents Reconciliation Period”), it being understood that certain Additional Rents Expenses for the Additional Rents Reconciliation Period, if not based on actual amounts (such as certain operating expenses for the Current Month), may be reasonably estimated by Seller; and (ii) Additional Rents collected by Seller for that portion of the Additional Rents Reconciliation Period prior to the Current Month and Additional Rents payable for the Current Month. Any amount shown to be owed by Seller to the tenants of the Property under the Additional Rents Reconciliation shall be credited to Buyer at the Closing, and any amounts shown to be owed to Seller by tenants of the Property under the Additional Rents Reconciliation shall be credited to Seller at the Closing. For purposes of this Section 3.10.3, “Additional Rents” shall mean any and all amounts due from Tenants for Operating Expenses and any other tenant charges other than Rents. Notwithstanding the foregoing, amounts payable by lessees in respect of overtime heat, air conditioning or other utilities or services, freight elevator charges, supplemental water, HVAC and condenser charges, services or repairs and labor costs associated therewith, above standard cleaning and all other items which are payable to Seller as reimbursement or payment for above standard overtime services, whether pursuant to such Tenant’s Lease or pursuant to a separate agreement with Seller, shall not be adjusted, and shall belong to the party furnishing such utilities, labor or services to such lessee.

3.10.4 Utilities and Other Expenses. If Seller is paying (or is responsible for paying) utilities for any Target Properties, Seller shall notify all water, gas, electric and other utility companies servicing the Target Properties (collectively, “Utility Companies”) of the sale of the Target Properties to Buyer and shall request that all Utility Companies send Seller a final bill for the period ending on the last day prior to the Closing. Buyer shall notify all Utility Companies servicing the Target Properties that, as of the Closing, Buyer will own the Target Properties and that all utility bills for the period commencing on the Closing shall be sent to Buyer. Notwithstanding the foregoing, Seller shall not be required to take any actions under this Section 3.10.4 that are not permitted under any lease. Buyer and Seller shall apportion charges and fees due under contracts for the supply to the Target Properties of heat, water, steam, electric power, gas and any other utilities, and telephone, if any, in respect of the billing period of the related service provider in which the Closing Date occurs (the “Current Billing Period”) on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Buyer) and assuming that all charges are incurred uniformly during the Current Billing Period (it being agreed that all deposits, if any, made by Seller as security under any such public service contracts shall be credited to Seller if such amounts remain on deposit after the Closing for the benefit of Buyer; provided, however, that Seller shall be entitled in its sole discretion to receive a refund of such security deposits directly from any such service provider without credit to Buyer). Calculations hereunder shall be based upon the most recent invoice rendered to Seller by the applicable service provider and, after an actual bill covering the period ending on the Closing Date is received, the apportionment of such charges hereunder shall be recomputed. The provisions of this Section 3.10.4 shall survive the Closing. In connection with such proration, it shall be presumed that utility charges were uniformly incurred during the billing period.

3.10.5 Prorations. All prorations shall be made as of the Closing on the basis of the actual days of the month in which the Closing occurs.

3.11 Operations Prior to Closing.

3.11.1 Between the date of the execution of this Agreement and the Closing Date, Seller, in accordance with its normal practices and procedures, will continue to maintain and to make all repairs and replacements to the Target Property so as to keep the Target Property in substantially its present condition, subject to ordinary wear and tear. Seller will continue to operate the Target Property in a commercially reasonable manner and in accordance with its normal past practices, standards and procedures from the date hereof through the Closing Date. Seller will not permit or suffer to exist any new encumbrance, charge or lien to be placed or claimed upon the Target Property unless such encumbrance, charge or lien has been approved in writing by Buyer or will be removed prior to the Closing Date.

3.11.2 Between the date of the execution of this Agreement and the Closing Date, without Buyer’s written consent, which will not be unreasonably withheld or delayed (such reasonableness requirement to apply only in the case of clauses (a) or (b) hereof), Seller: will not (a) enter into or materially amend, modify, extend, renew or terminate, or apply any security deposits under, any leases, (b) enter into any other agreement affecting the Target Property unless the same will terminate as of the Closing Date without charge, cost, penalty or premium, (c) sell, convey, assign, transfer, encumber or otherwise dispose of the Target Property or (i) prior to date which is two (2) Business Days prior to the Benchmark Date, make any material modifications to the Target Property, or (ii) on or after the date which is two (2) Business Days prior to the Benchmark Date, make any modifications to the Target Property, and (d) take any other action which may have an adverse effect upon the Target Property. Buyer’s approval of any such items will be deemed given with respect to any request described in clauses (a) or (b) hereof if Buyer has not disapproved the item within three (3) Business Days of request for approval by Seller accompanied by all information reasonably necessary for Buyer to make an informed decision regarding the matter proposed to be approved. Any disapproval by Buyer shall be in writing and shall specify the reasonable grounds for disapproval.

3.11.3 Between the date of the execution of this Agreement and the Closing Date, Seller shall not remove any personal property, fixtures or equipment located in the Target Property except as may be required for maintenance, repair and/or replacement or where such removal is commercially reasonable and in the ordinary course of management and operation of the Target Property. All replacements shall be (a) completed free and clear of any liens and encumbrances, (b) of quality at least equal to the replaced items and (c) deemed included in the sale, without additional cost or expense to Buyer.

3.11.4 Seller shall not take any action adverse to the proposed development of the Target Properties, including, without limitation, the granting of any easements or other interest in and to the Target Properties, without the prior written consent of Buyer, which may be withheld by Buyer in its sole and absolute discretion.

3.11.5 Seller shall cause each party to any Debt and Other Obligations, in such party’s capacity as “Borrower” under the loan documents in connection therewith (“Borrower”), to perform its obligations under the such loan documents in all material respects; to not take any action (or fail to take any action) which, with or without the benefit of any notice or cure rights provided for under the applicable loan documents, constitutes a material violation or breach by

Borrower of any of its affirmative or negative covenants under such loan documents and materially and adversely affects Buyer’s assumption of the Assumed Debt as described in Section 3.3.8 hereof or the right to prepay the Northwestern Mutual Life Insurance Company Loan in accordance with the Northwestern Mutual Payoff Letters; to not, without Buyer’s prior written consent, in Buyer’s sole and absolute discretion, (x) amend, supplement, terminate, extend or otherwise modify in any material or adverse respect any loan documents or any of the terms or conditions of any Debt or Other Obligations, or (y) request any lender’s approval to take any action that, if consented to by such lender and taken by Borrower, would constitute any matter described in the foregoing clause; and keep Buyer reasonably apprised with respect to any material developments relating to the status of the Debt and Other Obligations, and shall, promptly following request by Buyer, provide to Buyer a written update as to Borrower’s dealings with the lender regarding Buyer’s pursuit of approval for the assumption of the Debt and Other Obligations.

3.11.6 Seller shall use diligent, good faith efforts to obtain estoppel certificates from the Tenants of the Target Properties in the form of Exhibit D attached hereto. A copy of each executed estoppel certificate received by Seller from a Tenant shall be delivered by Seller to Buyer promptly after Seller receives such estoppel certificate from the applicable Tenant. An executed estoppel certificate that (a) is in substantially the prescribed form attached hereto as Exhibit D or which is in the form expressly required under an applicable Tenant Lease, (b) is not dated more than thirty (30) days prior to the Maryland Law Vote (but in any case not more than forty-five (45) days prior to the Closing), (c) includes as an attachment thereto all documentation comprising the Tenant Lease, which is identical to the applicable Tenant Lease for such Tenant delivered to Buyer by Seller, (d) is consistent with the Rent Roll and (e) does not show any material adverse impacts on the applicable Target Property or Tenant Lease and otherwise meets the requirements of this Section 3.11.6 is hereinafter referred to as an “Acceptable Estoppel Certificate”. Buyer may object to any estoppel certificate which is not an Acceptable Estoppel Certificate or which discloses any fact which contradicts a material term of the applicable Tenant Lease or any representations or warranties of Seller made herein; provided, however, if Buyer does not object within five (5) Business Days of receipt of the estoppel certificate such estoppel certificate shall be deemed an Acceptable Estoppel Certificate.

3.11.7 Notwithstanding the foregoing, nothing herein shall prevent Seller from operating, managing, maintaining, selling or taking any other action with respect to Seller’s properties that are not Target Properties.

4. Due Diligence.

4.1 Preliminary Title Report; Surveys. Seller has prior to execution of this Agreement delivered to Buyer or caused Escrow Holder to deliver to Buyer and Seller the following: (collectively, “PTR”) (i) a current preliminary title report for the Target Properties issued by the Title Company showing the current state of the title of the Target Properties, dated no earlier than ninety (90) days prior to the date of this Agreement; (ii) legible copies of all underlying title exceptions referenced in the aforementioned title report; and (iii) a map or plat of the Target Properties, with all determinable easements and other title exceptions disclosed in such title report plotted thereon. Buyer shall have the right, at any time on or before (i) thirty (30) days after the effective date of this Agreement, with respect to any Target Property with respect to which a New Survey is delivered to Buyer on or prior to the date that is seven (7) days after the effective date of this Agreement; (ii) forty five (45) days after the effective date of this Agreement, with respect to any Target Property which is not covered by clause (i), immediately above, and for which a New Survey is delivered to Buyer more than ten (10) days prior to the end of such forty five (45) day period; or (iii) on a Target Property-by-Target Property basis, if a New Survey for a particular Target Property has not been received more than ten (10) days prior to the end of such forty five (45) day period, ten (10) days after the applicable New Survey has been received (such period or periods, as applicable, with respect to the applicable Target Property(ies), the “Title/Survey Evaluation Period”) to notify Seller, in writing, of Buyer’s objection to any exceptions contained in the PTR and/or in such New Survey (hereinafter referred to as “Title/Survey Defects”). Promptly following the execution and delivery of this Agreement, if Seller has not already done so, Seller shall order a New Survey for each Target Property on Schedule 2, at its sole cost and expense. Notwithstanding the above, Buyer shall reimburse Seller for all New Surveys on Schedule 2, lines 60-89 unless this Agreement is terminated pursuant to Section 10.1(c)(ii) or (iv), or Section 10.1(d)(i), (ii) or (iii), and Buyer shall reimburse Seller for all other New Surveys upon Closing or if this Agreement is terminated by Seller pursuant to Section 10.1(c)(i).

Upon Seller’s receipt of notification of any Title/Survey Defects from Buyer prior to the end of the applicable Title/Survey Evaluation Period for the applicable Target Property, Seller shall have ten (10) Business Days within which to elect, by written notice to Buyer, to remove or delete from the title to be conveyed to Buyer (in a manner acceptable to Buyer, in Buyer’s sole and absolute discretion) any Title/Survey Defects objected to by Buyer. If Seller so elects to cure any such Title/Survey Defects, Seller shall use commercially reasonable efforts to cure the same at Seller’s sole cost and expense prior to the Close of Escrow and such Title/Survey Defects shall not constitute Permitted Exceptions. If Seller does not elect to cure such Title/Survey Defects, Seller shall notify Buyer thereof in writing within the applicable ten (10) Business Day period, and Buyer may elect on or before the later to occur of (i) the expiration of the applicable Title/Survey Evaluation Period or (ii) five (5) days after the end of the applicable ten (10) Business Day period, to either waive its objections and proceed with the purchase of the Target Properties pursuant to the terms of this Agreement or terminate this Agreement and all of its obligations, in which event Buyer shall be entitled to the prompt return of the Deposit. If Buyer fails to make such election on or before the expiration of the later to occur of (i) the expiration of the applicable Title/Survey Evaluation Period or (ii) five (5) days after the end of the applicable ten (10) Business Day period, then Buyer shall be deemed to have elected to terminate this Agreement. Notwithstanding the foregoing, Seller hereby agrees that on or before the Closing under this Agreement: (i) Seller shall remove, or cause to be removed, from the condition of title to the Target Properties, at no cost to Buyer, (A) all monetary liens and encumbrances currently existing on the Target Properties, other than non-delinquent real property taxes and assessments and other than the Assumed Debt, (B) all material liens and encumbrances created by or as a result of Seller’s activities after the date hereof, and (C) any such material liens or encumbrances, suffered by Seller or assumed by Seller after the date hereof; (ii) Seller shall be responsible for all yield maintenance, prepayment penalties and/or any other similar fees and charges required by any lender to remove existing financing encumbrances; and (iii) Seller shall have no right to decline to remove same pursuant to the foregoing. Upon the issuance of any amendment or supplement to the PTR which adds additional exceptions as a result of actions of Seller after the Title/Survey Evaluation Period, the foregoing right of review and approval and termination provisions shall also apply to said amendment or supplement (provided that the period for Buyer to review such amendment or supplement shall be the later of the expiration of the applicable Title/Survey Evaluation Period or ten (10) Business Days from the receipt of the amendment or supplement caused as a result of actions of Seller after the Title/Survey Evaluation Period) and Escrow shall be deemed extended by the amount of time necessary to allow such review and approval in the manner set forth above.

4.2 Due Diligence Items. Buyer shall have the right to review, in its sole and absolute discretion, among other things, those due diligence items in Seller’s possession or control identified in Exhibit I, of which true and complete copies have been provided to Buyer from Seller through the CBRE website or by electronic mail exchanged between Buyer and Seller or their Representatives (such due diligence items, the “Due Diligence Items”). The Due Diligence Items include, without limitation, the following to the extent applicable: (a) any Tenant Leases in Seller’s possession; (b) any other agreements, documents or information that bind the Target Properties and materially affect its operation or use; and (c) all plans, documents, agreements and other records of any governmental entities, districts and utilities regarding the Target Properties or otherwise impacting, restricting, or affecting the use of the Target Properties (the “Governmental Records”). Seller acknowledges that Buyer may desire to discuss or otherwise inquire about the Governmental Records with various governmental entities and utilities and the other Due Diligence Items with third parties. In this regard, Buyer is permitted under this Agreement to contact all necessary third parties and discuss with such third parties the Governmental Records and other Due Diligence Items. Except as set forth in Section 8 hereof, each of the Due Diligence Items delivered to Buyer by Seller was obtained from a third party, and Seller makes no representation or warranty as to the accuracy or completeness of any Due Diligence Item.

4.3 Right of Entry.

4.3.1 If necessary in order to comply with Section 5.4, Buyer and its agents, employees, consultants and contractors shall have the right to enter the Target Properties, at Buyer’s risk, to conduct physical inspections, and to perform such soil, engineering, geologic and other tests and inspections, as Buyer shall deem suitable, subject to the rights of the tenants under the applicable lease; provided, however, that: (i) Buyer shall give Seller reasonable prior notice of such tests and inspections (including the name of Buyer’s consultant and a description of the tests and inspections to be performed on the Target Properties); and (ii) in no event shall Buyer perform any invasive testing of the soil or groundwater or Improvements in, on or under the Target Properties without the prior written consent of Seller, which shall not be unreasonably withheld, delayed or conditioned, provided further that it shall not be unreasonable for Seller to withhold its consent to any invasive testing of the soil or groundwater or Improvements for the presence of Hazardous Materials unless a phase I environmental site assessment discloses the need or desire for such invasive testing. If Seller reasonably disapproves of a consultant or testing method, Buyer may propose alternative consultants or testing methods or terminate this Agreement. Prior to Closing, Buyer shall keep confidential any information regarding the Target Properties contained in the reports for the tests and inspections described above and shall not disclose such information to any third party (other than consultants or attorneys engaged to review such reports) except as required by law or court order or in connection with the enforcement of its rights under this Agreement. Unless this Agreement shall have been terminated in accordance with the terms hereof, during the term of this Agreement and following

Closing, Seller shall keep confidential any information regarding the Target Properties contained in the reports for the tests and inspections described above and shall not disclose such information to any third party (other than consultants or attorneys engaged to review such reports) except as required by law or court order. Seller’s obligation under the preceding sentence shall survive the Closing. Upon the completion of such tests and inspections, Buyer shall promptly restore the Target Properties to substantially the condition they were in prior to such tests and inspections. Buyer shall indemnify, defend and hold Seller harmless from any liabilities, costs, claims, losses or damages, including attorneys’ fees and costs, arising out of or in connection with the activities of Buyer, its agents, employees, consultants or contractors on or about the Target Properties prior to the Closing or termination of this Agreement, except to the extent such liabilities, costs, claims, losses or damages, arise from Seller’s breach of this Agreement or Seller’s gross negligence or intentional misconduct or the mere discovery of an existing condition with respect to the Target Properties. This indemnification shall survive the termination of this Agreement or the Closing, as applicable.

4.3.2 Buyer shall maintain, and shall ensure that the contractors, agents and third parties under Buyer’s control maintain, commercial general liability insurance from a licensed insurance company insuring Buyer and its representatives against any liability arising out of any entry or inspections of the Target Properties pursuant to the provisions hereof. Such insurance maintained by Buyer (and Buyer’s agents) shall be in the amount of not less than Two Million Dollars ($2,000,000) combined single limit for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. Any insurance policy maintained by Buyer (and Buyer’s agents) shall: (i) insure the contractual liability of Buyer covering Seller; (ii) name Seller (and its successors and assigns) as an additional insured; (iii) contain a cross-liability provision; (iv) contain a provision that the insurance provided by Buyer hereunder shall be primary and noncontributing with any other insurance available to Seller; and (v) be in form and substance adequate to insure against all liability of Buyer and its agents arising out of any entry or inspections of the Target Properties pursuant to the provisions of this section. Buyer shall provide Seller with evidence of such insurance coverage prior to any entry or inspection of the Target Properties.

4.4 Due Diligence Period. Buyer shall have the right, for any or no reason, including without limitation based on the conduct of its due diligence and/or review of the Due Diligence Items contemplated by Section 4.2, on or prior to the Benchmark Date, to terminate this Agreement. If Buyer fails, for any or no reason, to waive such termination right by giving Seller and Escrow Agent written notice of such waiver (the “DD Waiver Notice”) on or before 5:00 p.m., Pacific Time on the Benchmark Date, then this Agreement shall be deemed terminated as of the Benchmark Date except for those obligations which expressly survive the termination of this Agreement. Notwithstanding anything to the contrary contained herein, any DD Waiver Notice shall be automatically revoked if the Seller Stockholder Meeting at which the stockholder vote with respect to the Maryland Law Vote is scheduled to occur is postponed or adjourned prior to the Maryland Law Vote having been obtained, to more than five (5) days beyond the Benchmark Date, and the Benchmark Date shall thereafter be the Business Day preceding the Business Day on which the Seller Stockholder Meeting is then scheduled to be held by reason of such postponement or adjournment at which the Maryland Law Vote is expected to be obtained.

5. Additional Agreements.

5.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as practicable following the date of this Agreement (and in any event within ten (10) days after the execution of this Agreement), Seller shall prepare (with the assistance of Buyer) and file with the SEC a preliminary proxy statement (together with the letters to stockholders, notices of meeting and forms of proxies to be distributed in connection therewith and any schedule required to be filed with the SEC in connection therewith) for the Seller Stockholder Meeting to be held for the purposes of considering and taking action upon this Agreement and the transactions contemplated hereby and in connection herewith (including under any other transactions or agreements). Seller shall use its reasonable best efforts to cause the preliminary proxy statement to be cleared with the SEC as promptly as practicable after such filing and shall file the definitive proxy statement promptly following such clearance. Seller will cause the definitive proxy statement to be mailed to Seller’s stockholders as promptly as practicable after such filing. Buyer shall furnish all information concerning Buyer and its affiliates to Seller as may be reasonably requested and that is legally required for inclusion in the proxy statement in connection with the preparation, filing and distribution of the proxy statement. Seller shall promptly notify Buyer (and provide Buyer a copy thereof) upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the proxy statement. Seller shall use reasonable best efforts to respond (with the assistance of Buyer) as promptly as practicable to any comments of the SEC with respect to the proxy statement. Notwithstanding the foregoing, prior to filing or mailing the proxy statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Seller shall provide Buyer an opportunity to review and comment on such document or response (including the proposed final version of such document or response.

(b) Seller agrees that the proxy statement (together with its related filings and schedules) will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that none of the information included or incorporated by reference in the proxy statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the proxy statement is filed with the SEC or mailed to the stockholders of Seller or at the time of the stockholders meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by Seller with respect to statements made in the proxy statement based on information supplied in writing by or on behalf of Buyer for inclusion or incorporation for reference therein. Buyer agrees that none of such Buyer information will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the proxy statement is filed with the SEC or mailed to the stockholders of Seller or at the time of the stockholders meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Seller shall as soon as reasonably practicable after the date hereof, take all action necessary in accordance with the MGCL and the Charter and Bylaws, to duly call, give notice of, and following the mailing of the proxy statement, convene and hold a meeting of its stockholders (the “Seller Stockholder Meeting”) to be held as soon as reasonably practicable (and in any event within thirty (30) days) after such mailing for the purpose of seeking to obtain the Maryland Law Vote in connection with the approval of this Agreement and the transactions contemplated hereby and in connection herewith (including under any other transactions and agreements); provided, however, the Seller Stockholder Meeting shall not be scheduled to be held prior to the forty-fifth (45th) day after the effectiveness of this Agreement, nor later than ten (10) days prior to the Outside Closing Date. Except in the event of a Change in Recommendation permitted by Sections 31(c) and 31(d), the proxy statement shall include the Seller Recommendation and the Seller shall use reasonable best efforts to (i) solicit from its stockholders proxies in favor of the approval of the sale of the Target Properties to Buyer and the other transactions contemplated hereby and in connection herewith (including under any other transactions and agreements) and (ii) take all other actions necessary or advisable to secure the required Maryland Law Vote.

5.2 Approvals. Subject to the terms and conditions of this Agreement, Seller and Buyer shall, and Seller shall cause its Subsidiaries to, cooperate, including by providing such assistance and information as is reasonably requested by the other party, and use reasonable best efforts to obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Agency or third party necessary, proper or advisable to consummate the transactions contemplated hereby and to preserve all rights of and benefits to Seller and Buyer thereunder. Buyer shall use commercially reasonable efforts to procure the consent of the holders of the Assumed Debt to the assumption thereof by Buyer’s assignees/designees, and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary to assume the Debt and Other Obligations and Seller shall, and shall cause its Subsidiaries to, cooperate, including promptly and fully providing all information and preparing all Seller documentation necessary to effect such assumption and to obtain financing to be secured by Target Properties, as reasonably required by Buyer, it being understood that obtaining financing secured by Target Properties other than the assumption of the Assumed Debt shall not be a condition to the Closing.

5.3 Target Properties. Seller shall, and shall cause its Subsidiaries to, take all actions necessary and proper so that Seller shall, immediately prior to Closing, without triggering or otherwise causing any default under any Debt and Other Obligations to be assumed by Buyer, own all of the Target Properties free and clear of all liens and encumbrances other than Permitted Encumbrances. Seller shall, and shall cause its Subsidiaries to, consummate all of the transactions necessary for the consummation of the transactions contemplated hereby to be consummated on the Closing Date, including under any other transactions or agreements. Without limiting the foregoing, Seller shall, and shall cause its Subsidiaries to, take all actions necessary and proper so that Seller shall have title to, and shall transfer (on the terms and subject to the conditions set forth in this Agreement) the Target Properties to Buyer promptly following the receipt of the Maryland Law Vote, as and when required by the terms hereof.

5.4 Financing. Prior to the Closing Date, Seller shall use its commercially reasonable efforts to provide to Buyer, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to provide, and shall use its commercially reasonable efforts to cause its Representatives, including legal and accounting, to provide, in each case at Buyer’s sole expense, all cooperation reasonably requested by Buyer that is customary in connection with the arrangement of the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing,” it being understood that for purposes of this Section 5.4, for the avoidance of doubt, Available Financing shall include any incurrence of loans contemplated by the Debt Term Sheet), including without limitation, the submission to Tenants of the forms of Subordination, Non-Disturbance and Attornment Agreements provided by lenders providing Debt Financing and/or Assumed Debt and forwarded to Seller by Buyer, and reasonable cooperation in seeking to obtain same from Tenants, and the submission to the ground lessor of the Ground Leased Target Property of the ground lessor’s estoppel certificate and agreement in the form attached hereto as Exhibit O, and reasonable cooperation in seeking to obtain same from such ground lessor. Buyer shall use commercially reasonable efforts to notify Seller of any material changes to the Financing as provided in Section 9(g) promptly after Buyer has received written notice thereof.

5.5 Further Assurances; Cooperation. Buyer and Seller shall, and Seller shall cause its Subsidiaries to, cooperate and, at the request of the other party hereto, prepare, execute, deliver and/or file such other papers, instruments, notices, petitions, statements, registrations, submissions of information, applications and other documents as the other party or Title Company may reasonably request and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents, waivers and approvals of any Governmental Agency or third party required or advisable in connection with the transactions contemplated hereby) as may be necessary or desirable for effecting completely, in the most expeditious manner reasonably practicable, the consummation of this Agreement and the transactions contemplated hereby. Buyer and Seller shall, and Seller shall cause its Subsidiaries to, use their respective commercially reasonable efforts to promptly cause the conditions set forth in Sections 3.3 and 3.4 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

6. Commissions. Buyer and Seller each represents and warrants to the other that, except for obligations related to Lease and Related Costs, Stifel, Nicolaus & Company, Incorporated (“Stifel”) (for Seller) and as set forth below, no person or entity can properly claim a right to any commission, finder’s fee or brokerage fee arising out of the transactions contemplated by this Agreement. Buyer and Seller shall each indemnify and hold the other party harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in connection with claims for any such commissions, finders’ fees or brokerage fees arising out of conduct of the indemnifying party or any inaccuracy of the foregoing representation and/or warranty by the indemnifying party. Seller has agreed to pay a marketing fee to CBRE, and shall defend, indemnify and hold Buyer harmless from and against any claim made by CBRE or its affiliates related to a commission or other compensation arising out of the transactions contemplated hereby (but not with respect to any Lease and Related Costs).

7. Damage or Destruction: Condemnation.

7.1 Minor Damage. Except as expressly set forth in Sections 7.2 and 7.3 below, if, prior to the Closing, some or all of the Target Properties are damaged by fire or other casualty, then Buyer shall have the right at Closing to receive a credit against the Purchase Price in the amount of the deductible plus the cost to repair any uninsured damage, plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price and Seller shall have no further liability or obligation to repair such damage or to replace the damaged Target Properties.

7.2 Major Damage—Few Buildings Affected. If, prior to the Closing, four (4) or fewer of the Target Properties, or Target Properties having an aggregate Purchase Price of less than Twenty-Five Million Dollars ($25,000,000) (as determined by Buyer in good faith), are Materially Damaged by fire or other casualty, and in either case, Section 7.3 below does not apply, then Buyer shall have the option, exercisable by written notice delivered to Seller within ten (10) days after the date of such damage is reported to Buyer, either (i) to receive the amount of the deductible plus the cost to repair any uninsured damage, plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price and Seller shall have no further liability or obligation to repair such damage or to replace the damaged Target Properties, or (ii) to terminate this Agreement solely with respect to such damaged Target Properties (in which event such damaged Target Properties shall be deleted from the term “Target Properties,” as more particularly set forth on Exhibit A, the Purchase Price shall be reduced by the portion thereof allocated to such damaged Target Properties (as determined by Buyer in good faith) and this Agreement shall remain in full force and effect with respect to the balance of the Target Properties). If Buyer fails to notify Seller in writing within such ten (10) day period of Buyer’s intention to terminate this Agreement with respect to such damaged Target Properties, then Buyer shall be deemed to have elected option (i), and Buyer and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement. In the event that one or more of the Target Properties as to which a fire or other casualty has occurred are intended to be included within a Loan Assumption, Buyer and the applicable lender shall negotiate in good faith in an attempt to reach a mutually acceptable result with respect to such Target Properties; provided, however, if Buyer and such lender are not able to reach a mutually acceptable result with respect to such Target Properties, then the same shall, unless waived by Buyer in its sole and absolute discretion, constitute a failure of the condition set forth in Section 3.3.8. For purposes of this Section 7.2 and Section 7.3, “Materially Damaged” shall mean that an affected Target Property has incurred damage (a) the cost of which to repair equals or exceeds the lesser of $2,000,000 and 10% of the Purchase Price allocated to such Target Property (as determined by Buyer in good faith), (b) which gives tenants occupying more than 10% of the rentable square footage of such Target Property the right to terminate their leases, (c) which adversely affects that value of such Target Property by more than $2,000,000, or (d) which materially impairs access to or parking at such Target Property.

7.3 Major Damage—Many Buildings Affected. If, prior to the Closing, more than four (4) of the Target Properties or Target Properties having an aggregate Purchase Price of equal to or greater than Twenty-Five Million Dollars ($25,000,000) (as determined by Buyer in good faith), are Materially Damaged by fire or other casualty, then Buyer shall have the option, exercisable by written notice delivered to Seller within ten (10) days after the date such damage is reported to Buyer, either (i) to receive the amount of the deductible plus the cost to repair any uninsured damage, plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price and Seller shall have no further liability or obligation to repair such damage or to replace the damaged Target Properties, or (ii) to terminate this Agreement. If Buyer elects to terminate this Agreement, Buyer shall give notice to Seller thereof, the Deposit shall be returned to Buyer, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Buyer fails to notify Seller in writing within such ten (10) day period of Buyer’s intention to terminate this Agreement, then Buyer shall be deemed to have elected option (i), and Buyer and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement. In the event that one or more of the Target Properties as to which a fire or other casualty has occurred are intended to be included within a Loan Assumption, Buyer and the applicable lender shall negotiate in good faith in an attempt to reach a mutually acceptable result with respect to such Target Properties; provided, however, if Buyer and such lender are not able to reach a mutually acceptable result with respect to such Target Properties, then the same shall, unless waived by Buyer in its sole and absolute discretion, constitute a failure of the condition set forth in Section 3.3.8.

7.4 Condemnation and Eminent Domain—Few Buildings Affected. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to any material portion of four (4) or fewer of the Target Properties or which would materially impair access to such Target Properties, then Buyer shall have the option, exercisable by written notice delivered to Seller within ten (10) days after the date of such institution or notice, either to terminate this Agreement solely with respect to such condemned Target Properties (in which event such condemned Target Properties shall be deleted from the term “Target Properties,” as more particularly set forth on Exhibit A, the Purchase Price shall be reduced by the portion thereof allocated to such condemned Target Properties (as determined by Buyer in good faith) and this Agreement shall remain in full force and effect with respect to the balance of the Target Properties), or to consummate the purchase of the Target Properties without reduction of the Purchase Price, in which event the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Buyer at Closing. Failure to give written notice of Buyer’s election within such ten (10) day period shall be deemed an election by Buyer to proceed to Closing. In the event that one or more of the Target Properties as to which a condemnation has occurred are intended to be included within a Loan Assumption, Buyer and the applicable lender shall negotiate in good faith in an attempt to reach a mutually acceptable result with respect to such Target Properties; provided, however, if Buyer and such lender are not able to reach a mutually acceptable result with respect to such Target Properties, then the same shall, unless waived by Buyer in its sole and absolute discretion, constitute a failure of the condition set forth in Section 3.3.8. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to any Target Properties and which is not described in this Section 7.4 or Section 7.5, then the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Buyer at Closing.

7.5 Condemnation and Eminent Domain—Many Buildings Affected. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to any material portion of more than four (4) of the Target Properties or which would materially impair access to such Target Properties, then Buyer shall have the option, exercisable by written notice delivered to Seller within ten (10) days after the date of such institution or notice, either to terminate this Agreement and receive the return of the Deposit, in which case the parties shall have no further rights or obligations under this Agreement, except for any obligations that expressly survive termination, or to consummate the purchase of the Target Properties without reduction of the Purchase Price, in which event the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Buyer at Closing. Failure to give written notice of Buyer’s election within such ten (10) day period shall be deemed an election by Buyer to proceed to Closing. In the event that one or more of the Target Properties as to which a condemnation has occurred are intended to be included within a Loan Assumption, Buyer and the applicable lender shall negotiate in good faith in an attempt to reach a mutually acceptable result with respect to such Target Properties; provided, however, if Buyer and such lender are not able to reach a mutually acceptable result with respect to such Target Properties, then the same shall, unless waived by Buyer in its sole and absolute discretion, constitute a failure of the condition set forth in Section 3.3.8.

7.6 Termination. Upon termination of this Agreement as a result of damage, destruction or condemnation pursuant to Section 7 or Section 10.1(d)(iv): (a) Buyer shall return to Seller all Due Diligence Items in Buyer’s possession relating to the Target Properties; (b) except as otherwise expressly set forth herein, the respective obligations of Buyer and Seller under this Agreement shall terminate; (c) the Deposit shall be returned to Buyer; and (d) the parties shall have no further liability to one another whatsoever, including for any Seller’s Termination Fee, except as otherwise provided herein.

8. Seller’s Representations and Warranties.

It is expressly understood and agreed that all liability of Seller for breach of the representations and warranties contained in this Section 8 shall terminate upon the earlier of (a) the Closing Date, or (b) the date upon which this Agreement terminates. Except as set forth on Schedule 8.1, Seller represents and warrants to Buyer that as of the date of this Agreement:

(a) Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Maryland, and to the extent required to be so qualified, is qualified to transact business in the State of California;

(b) Seller has the full power and authority to execute, deliver and perform its obligations under this Agreement, and subject to receipt of the Maryland Law Vote, to consummate the sale of the Target Properties to Buyer as contemplated by this Agreement;

(c) This Agreement and all agreements, instruments and documents herein provided to be executed by Seller are, and as of the Closing will be, duly authorized, executed and delivered by, and, assuming this Agreement is a legal, valid and binding obligation of Buyer, are and will be binding upon and enforceable against, Seller, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and similar laws affecting creditors’ rights generally and by general principles of equity;

(d) The Board Approval has been duly obtained. No takeover laws or statutes (including Subtitles 6 and 7 of Title 3 of the MGCL or any other “business combination”, “control share acquisition”, “fair price”, “moratorium” or similar anti-takeover laws) apply to this Agreement, the sale of the Target Properties to Buyer or the other agreements and transactions contemplated hereby and in connection herewith, including under any other transactions and agreements. No other consent, waiver, approval, authorization or other corporate proceedings on the part of the Seller, its Subsidiaries or any other Person are necessary to authorize the execution and delivery of this Agreement or to consummate the sale of the Target Properties (other than, with respect to the consummation of the sale of the Target Properties, the receipt of the Maryland Law Vote). The Board Approval remains unmodified and in full force and effect;

(e) The Maryland Law Vote is the only vote of holders of Shares that is required by Maryland law to approve and adopt the transfer of the Target Properties to Buyer pursuant to this Agreement and the transactions contemplated hereby and in connection herewith, including under any other transactions and agreements. Seller has delivered to Buyer true, correct and complete copies of all agreements entered into by Seller and/or its Subsidiaries relating to the transactions contemplated in connection herewith, including under any other transactions and agreements, and such agreements have not been amended in a manner adverse to Buyer. Except for the Maryland Law Vote, all consents and approvals of Seller’s Subsidiaries, and holders of equity interests therein, necessary for the consummation of the transactions contemplated hereby and in connection herewith, including under any other transactions and agreements, have been received and remain in full force and effect;

(f) The Seller Board and Independent Directors Committee have received the written opinion of Stifel on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the factors, qualifications and assumptions set forth in such opinion, the consideration to be paid to the stockholders of Seller (in their capacity as such) who are not affiliated stockholders (as defined therein), in connection with the transactions is fair to the stockholders of Seller from a financial point of view;

(g) Neither Seller nor any of Seller’s Subsidiaries has received written notice from any Governmental Agency that eminent domain proceedings for the condemnation of all or any portion of the Target Properties are pending and, to Seller’s Knowledge, no such proceedings are pending or threatened;

(h) Neither Seller nor any of Seller’s Subsidiaries has received written notice of, and Seller has no knowledge of, any threatened in writing or pending governmental action with respect to the Target Properties, including any special assessments, rezoning or moratorium with respect to the Target Properties;

(i) Neither the execution or delivery of this Agreement and the instruments to be executed or delivered by Seller pursuant to this Agreement nor the consummation of the transactions contemplated herein (i) conflict with, or result in a material breach of, or constitute a material default under, any written agreement to which Seller or any Property Owner (or Target Property) is a party or by which Seller or any Property Owner is bound, including any organizational or corporate documents of Seller and Seller’s Subsidiaries or any Property Owner and any documents evidencing any Debt or Other Obligations, or (ii) to Seller’s Knowledge, violate any judgment, order, injunction, decree, regulation, or ruling of any court of Governmental Agency;

(j) Neither Seller nor any of Seller’s Subsidiaries has: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of Seller’s assets; or (v) admitted in writing its inability to pay its debts as they become due;

(k) As of the date hereof, none of Seller or any of its Subsidiaries has received written notice of, and Seller has no Knowledge of, any pending or threatened, investigations, actions, suits, proceedings or claims, whether at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, that are reasonably likely to adversely affect the ability to consummate the transactions contemplated hereby or to materially adversely affect Seller or the Target Properties (it being understood for purposes of this Section 8.1(k) that which is reasonably likely to materially adversely affect Seller or the Target Properties would not necessarily be reasonably likely to have a Material Adverse Effect), except as set forth on Exhibit J;

(l) There are no written agreements that Seller or any Property Owner has entered into with any leasing agent or broker in connection with the leasing of the Target Properties, except for Lease and Related Costs;

(m) None of Seller, any Subsidiary nor, to Seller’s Knowledge, any other party to any material agreement or Contract relating to or affecting the Target Properties, which agreement will be binding upon Buyer or the Target Properties after the Closing, is in material default under such agreement or Contract;

(n) To Seller’s Knowledge, there are no liens, encumbrances, or any other defect in title to the Target Properties which is not shown on the PTR;

(o) Seller has no Knowledge, and has not received, nor has any Subsidiary received, any notice from a Governmental Agency, of any violation of Environmental Laws related to the Target Properties or the presence or release of Hazardous Materials on or from the Target Properties, except as identified by the environmental reports prepared by EMG;

(p) The outstanding Debt and Other Obligations are itemized on Exhibit B, and all of the documents evidencing, securing or otherwise affecting the Assumed Debt, if any, are as set forth on Exhibit B. There are no other documents, instruments or agreements evidencing, securing or otherwise affecting the Assumed Debt except as set forth on Exhibit B;

(q) Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended; and

(r) Seller is not in violation of any applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act (the “Patriot Act”), and to Seller’s Knowledge, other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance. Neither (i) Seller, any Affiliate of Seller nor any Person controlled by Seller; nor (ii) to the best of knowledge of Seller, after making due inquiry, any Person who owns a controlling interest in or otherwise controls Seller; nor (iii) to the best of knowledge of Seller, after making due inquiry if Seller is a privately held entity, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Seller; nor (iv) any Person for whom Seller is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(s) As of the date hereof, the List of Tenant Leases set forth on Exhibit L-1 attached hereto constitutes a complete and accurate list, in all material respects, of all Tenant Leases; copies of all Tenant Leases made available to Buyer are true, correct and complete in all material respects; neither Seller nor any Subsidiary has given any written notice to any Tenant of a material default under its Tenant Lease which default has not been cured prior to the date hereof; the List of Security Deposits as set forth on Exhibit L-2 attached hereto lists all security deposits made by Tenants which have not been applied in accordance with the terms of the applicable Tenant Lease, including an indication as to which of such security deposits are in the form of letters of credit or otherwise not in the form of cash. The Rent Roll was prepared in the ordinary course of Seller’s business and to Seller’s Knowledge, is accurate and complete in all material respects.

(t) As of the date hereof, Seller has not received any written notice from any Governmental Agency respecting any violation of any applicable governmental law, ordinance, rule or regulation applicable to Seller, any Subsidiary, any Target Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule, or regulation, which (i) has not been either cured or removed (or shall be cured or removed prior to the Closing) or otherwise disclosed to Buyer and (ii) materially and adversely affects the value of the Target Property.

(u) To Seller’s Knowledge, Seller has provided Buyer with copies of all Contracts affecting the Target Properties that will remain in effect following the Closing, and such copies are true, correct and complete.

(v) All Taxes and other assessments which are due and owing with respect to any Target Properties are paid current to date, and no such Taxes or other assessments are delinquent.

(w) With respect to the Ground Leased Target Property, Seller represents and warrants as follows: Seller has provided to Buyer a true, correct and complete copy of the ground lease and all amendments and supplements thereto. Neither Seller nor the applicable Subsidiary has given or received any written notice of default under the ground lease documents, and to Seller’s Knowledge, neither party is in default under the ground lease documents nor is there any event, with the giving of notice and passage of any applicable grace or cure periods, which could give rise to a default under the ground lease documents.

9. Buyer’s Representations and Warranties. It is expressly understood and agreed that the representations and warranties contained in this Section 9 shall terminate upon the earlier of (a) the Closing Date, or (b) the date upon which this Agreement terminates. Buyer represents and warrants to Seller that as of the date of this Agreement:

(a) Buyer is duly organized, validly existing, and in good standing under the laws of the state of its formation;

(b) Buyer has the full power and authority to execute, deliver and perform Buyer’s obligations under this Agreement;

(c) This Agreement and all agreements, instruments and documents herein provided to be executed by Buyer are, and as of the Closing will be, duly authorized, executed and delivered by and, assuming this Agreement is a legal, valid and binding obligation of Seller, are and will be binding upon and enforceable against Buyer, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and similar laws affecting creditors’ rights generally and by general principles of equity;

(d) The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder will not conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which it is bound, or any order or decree applicable to Buyer, except for any such conflict, breach or default which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby;

(e) As of the date hereof, Buyer has received no written notice of any pending or threatened investigations, actions, suits, proceedings or claims, whether at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign that are likely to have a material adverse effect on Buyer; and

(f) Buyer has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of Buyer’s assets; or (v) admitted in writing its inability to pay its debts as they become due;

(g) Buyer has delivered to Seller true, correct and complete copies, as of the date of this Agreement, of (i) executed commitment letters (the “Equity Funding Letters”) from the members of Buyer to invest, in each case subject to the terms and conditions therein, cash in the aggregate amount calculated in accordance therewith (being collectively referred to as the “Equity Financing”) and (ii) term sheets from the financial institutions identified therein (the “Debt Term Sheet” and, together with the Equity Funding Letters, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). As of the date hereof, none of the Financing Letters has been amended or modified, no such amendment or modification is contemplated, and the respective obligations and commitments contained in such letters have not been withdrawn or rescinded in any respect. Buyer has fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date hereof. Assuming (i) the Financing is funded in accordance with the Equity Funding Letters and the Debt Term Sheet, as applicable, (ii) the accuracy of the representations and warranties set forth in Section 8 and (iii) performance by Seller of its obligations under Section 3.11, as of the date hereof, the net proceeds contemplated by the Financing Letters will, together with the Assumed Debt and Other Obligations contemplated by this Agreement, in the aggregate be sufficient for Buyer to pay the aggregate Purchase Price (and any repayment or refinancing of debt contemplated by this Agreement or the Financing Letters) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses. The Financing Letters are in full force and effect as of the date hereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other parties thereto, under the Financing Letters; provided that Buyer is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Section 8. As of the date of this Agreement, Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Buyer on the date of the Closing; provided that Buyer is not making any representation regarding the accuracy of the representations and warranties set forth in Section 8, or compliance by Seller of its obligations hereunder.

(h) To Buyer’s Knowledge, it is in compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order. To Buyer’s Knowledge, it is not on the SDN list published by the United States Treasury Department’s Office of Foreign Assets Control and is not a person otherwise identified by government or legal authority as a person with whom a U.S. person is prohibited from transacting business.

10. TERMINATION

10.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the sale of Target Properties contemplated herein may be abandoned at any time prior to the Closing:

(a) By the mutual written consent of Buyer and Seller.

(b) By either of Seller or Buyer:

(i) if any Governmental Agency of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order shall have become final and non-appealable;

(ii) without affecting the rights of Buyer under Section 10.3(g) due to a Buyer right to terminate this Agreement pursuant to Section 10.1(d)(ii), if the transactions contemplated by this Agreement shall not have been consummated by the Outside Closing Date; or

(iii) if the Maryland Law Vote shall not have been obtained at the Seller Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof.

(c) By Seller:

(i) if (A) all of the conditions set forth in Section 3.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (B) Seller has given Buyer written notice that it is prepared to consummate the transactions contemplated by this Agreement, and (C) Buyer breaches its obligations to consummate the transactions contemplated by this Agreement;

(ii) prior to the Maryland Law Vote, so that Seller may enter into a definitive agreement providing for a Superior Proposal, provided that for such termination to be effective Seller shall have complied with Section 31, the Deposit shall have been returned to Buyer, and Seller shall have paid to Buyer the Seller’s Termination Fee in accordance with Section 10.3;

(iii) if Buyer does not deliver the DD Waiver Notice on or before 5:00 p.m., Pacific Time on the Benchmark Date or in the event the Buyer does not deposit the Additional Deposit in Escrow as required under Section 2.3.2 hereof;

(iv) prior to the Maryland Law Vote, if the Seller Board (upon the recommendation of the Independent Directors Committee) makes a Change in Recommendation, provided that for such termination to be effective Seller shall have complied with Section 31, the Deposit shall have been returned to Buyer, and Seller shall have paid to Buyer the Seller’s Termination Fee in accordance with Section 10.3; or

(v) if the Majority-of-the-Disinterested Vote that is required by any other transactions and agreements in connection with the sale of the Target Properties shall not have been obtained at the Seller Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof.

(d) By Buyer:

(i) if (A) the Seller Board or any committee makes a Change in Recommendation, (B) the Seller Board or any committee thereof shall have failed to include the Seller Recommendation in the proxy statement distributed to stockholders (including any amendments or supplements thereto), (C) the Seller Board or any committee thereof formally resolves to take or publicly announces an intention to take any of the actions in foregoing clauses (A) or (B), or (D) Seller fails to hold the Seller Stockholder Meeting, at which the stockholders of Seller at such meeting vote on the matters described in the definition of Maryland Law Vote, on or prior to the tenth (10th) day prior to the Outside Closing Date;

(ii) if (A) all of the conditions set forth in Section 3.4 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (B) Buyer has given Seller written notice that it is prepared, ready, willing and able to consummate the transactions contemplated by this Agreement, and (C) Seller breaches its obligations hereunder to consummate the transactions contemplated by this Agreement;

(iii) if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 3.3.2 or 3.3.3 and (B) is incapable of being cured by Seller by the Outside Closing Date (as the same may be extended); or

(iv) in accordance with Sections 2.3.2, 3.3.11, 4.1 or 7.

10.2 Effect of Termination. In the event of the termination of this Agreement by either Buyer or Seller as provided in Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Buyer or Seller, other than Sections 10.2, 10.3, 11, 12, 13, 14, 15, 16, 17, 19, 20, 21 and 26, which provisions shall survive such termination; provided, however, that nothing in this Section 10.2 shall relieve any party from liability for any fraud.

10.3 Termination Fee; Expenses.

(a) Except as otherwise provided in Section 3.6 and this Section 10.3, all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses. Notwithstanding anything in this Agreement to the contrary, the Deposit shall be immediately returned to Buyer following termination of this Agreement pursuant to Section 10.1 (other than Section 10.1(c)(i)).

(b) In the event that this Agreement is terminated pursuant to Section 10.1(b)(iii) or 10.1(c)(v), then Seller shall pay to Buyer within forty-eight (48) hours of Buyer submitting reasonably documented expenses, all out of pocket fees and expenses (including financing fees and expenses), subject to a maximum limitation of $2,500,000 (“Buyer Expenses”) incurred by Buyer and its Affiliates in connection with this Agreement and the transactions contemplated hereby, payable by wire transfer of same day funds.

(c) In the event this Agreement is terminated (1) by Buyer pursuant to (i) Section 10.1(d)(i)(A), (B) or (C); (ii) Section 10.1(d)(ii); or (iii) Section 10.1(d)(iii) (as to Section 10.1(d)(iii) only, if, and only if, either (x) such breach or failure to perform by Seller was material, intentional and in bad faith and renders the remedy of specific performance unavailable to Buyer due to an encumbrance on one or more Target Properties or sale or other conveyance of one or more Target Properties, or (y) such breach or failure relates solely to Seller’s and/or its Subsidiaries’ or Affiliates’ failure to consummate the transactions contemplated under any other transactions and agreements); or (2) by Seller pursuant to Section 10.1(c)(ii) or 10.1(c)(iv), then Seller shall pay Buyer, on the date of termination, the Seller’s Termination Fee, payable by wire transfer of same day funds.

(d) In the event this Agreement is terminated by Seller pursuant to Section 10.1(c)(i), then Seller shall retain the Deposit and Buyer shall be additionally be obligated to pay to reimburse to Seller the cost of any New Surveys for which Seller has paid.

(e) If this Agreement is terminated pursuant to Section 10.1(d)(i)(D), then Seller shall pay to Buyer, within two (2) Business Days after such termination, $10,000,000.00 in immediately available funds by wire transfer to Buyer’s account (the “Termination Fee”). Notwithstanding the previous sentence, if, at least two (2) Business Days prior to the date on which Buyer may send a notice to terminate this Agreement pursuant to Section 10.1(d)(i)(D) (such date which is two (2) Business Days prior is referred to as the “Extension Date”), Seller delivers written notice to Buyer that Seller elects to extend the Outside Closing Date until March 27, 2013, then (i) the Outside Closing Date shall be March 27, 2013, and (ii) Seller’s obligation to pay the Termination Fee shall be deferred as provided in the balance of this sentence, provided that if this Agreement is subsequently terminated pursuant to Section 10.1(d)(i)(D) (taking into account the new Outside Closing Date), then Seller shall pay to Buyer the Termination Fee within two (2) Business Days after such termination, in immediately available funds by wire transfer to Buyer’s account. At such time as the matters described in the definition of Maryland Law Vote have been voted on by the stockholders of Seller at the Seller Stockholder Meeting duly convened therefor or any adjournment or postponement thereof prior to the date which is ten (10) days prior to the then applicable Outside Closing Date, Seller shall have no further obligation to pay the Termination Fee regardless of how the stockholders voted their shares on any matter to be voted upon at such Seller Stockholder Meeting.

(f) Notwithstanding anything in this Agreement to the contrary, each party’s right to retain or obtain the return of the Deposit, as applicable (and in the case of Buyer, the additional rights to receive payment of the Seller’s Termination Fee, the Termination Fee or Buyer Expenses, as applicable, and to specific performance solely as provided in Section 10.3(g)), shall be the sole and exclusive remedy of such party and its Subsidiaries and any of their respective former, current or future directors, officers, partners, managers, members, stockholders or Affiliates (“Related Party”) against the other party or any Related Party of such party for any loss suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement by the other party, and none of such party or its Related Party shall have any further liability or obligations relating to or arising out of this Agreement including any other remedy at law or equity, and provided further, that in the event the Buyer receives the Seller’s Termination Fee, in the circumstances provided under Section 10.3(c), the Termination Fee, in the circumstances provided under Section 10.3(e), or Buyer Expenses in the circumstances provided under Section 10.3(b), it shall not also be entitled to specific performance. Notwithstanding anything else set forth in this Agreement, in the event Buyer receives (i) the Seller’s Termination Fee, it shall not be entitled to either of the Termination Fee or the Buyer Expenses, or (ii) the Termination Fee, it shall not be entitled to either of the Seller’s Termination Fee or the Buyer Expenses, or (iii) the Buyer Expenses, it shall not be entitled to either of the Termination Fee or the Seller’s Termination Fee. The parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement.

(g) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by Seller in accordance with the terms hereof and that, prior to the effective termination of this Agreement pursuant to Section 10.1 (other than pursuant to a proper termination under Section 10.1(a), 10.1(b)(i), 10.1(b)(iii), or 10.1(c)), Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Seller or to enforce specifically the terms and provisions of this Agreement; provided, that in the event Buyer elects to pursue specific performance by Seller of its obligations to consummate the Closing, the Buyer shall not be entitled to receive the Seller’s Termination Fee or Buyer Expenses, as applicable. If the Closing does not occur on or prior to the Outside Closing Date, Buyer shall have the right to provide written notice to Seller prior to 11:59 p.m. on the date that is four (4) days after the Outside Closing Date (the “Remedy Choice Deadline”) that it intends to pursue the remedy of specific performance, which notice shall be non-binding on Buyer. Buyer shall have the right to bring an action seeking specific performance within ten (10) Business Days thereafter. If Buyer delivers such notice prior to the Remedy Choice Deadline, any prior termination of this Agreement pursuant to Section 10.1(b)(ii) shall be automatically revoked and ineffective ab initio, and this Agreement shall be deemed fully reinstated and in full force and effect, so as to allow Buyer to pursue the remedy of specific performance. No termination of this Agreement shall be effective following the Remedy Choice Deadline unless (i) Buyer shall have failed to bring an action seeking specific performance within ten (10) Business Days after delivery of notice of Buyer’s intention to pursue the remedy of specific performance; (ii) a court of competent jurisdiction has made a final determination that the remedy of specific performance will not be made available to Buyer; or (iii) Buyer otherwise consents thereto; provided, however, that the original termination under Section 10.1(b)(ii) shall be deemed effective if Buyer does not bring such action within such ten (10) Business Day period. The parties acknowledge that the Seller shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or to enforce specifically the terms and provisions of this Agreement and that the Seller’s sole and exclusive remedy hereunder shall be the remedy set forth in Sections 10.1(c)(i) and 10.3(d). This Section 10.3(g) shall survive any termination of this Agreement.

10.4 Procedure for Termination. In order to be effective, a termination of this Agreement by Buyer or Seller pursuant to Section 10.1 shall require action by the investment committee governing Buyer or the Seller Board (upon the recommendation of the Independent Directors Committee), respectively.

11. LIQUIDATED DAMAGES

11.1 “LIQUIDATED DAMAGES” – DEPOSIT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE OF THE TARGET PROPERTIES TO BUYER IS NOT CONSUMMATED SOLELY DUE TO BUYER DEFAULT AND SELLER TERMINATES THIS AGREEMENT IN ACCORDANCE WITH SECTION 10.1(C)(I) AS A RESULT THEREOF, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS SELLER’S LIQUIDATED DAMAGES. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER’S FAILURE TO CONSUMMATE THE PURCHASE OF THE TARGET PROPERTIES PURSUANT TO AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, AND SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER AND ANY BUYER RELATED PARTY IN THE EVENT OF FAILURE TO CLOSE RESULTING FROM BUYER’S DEFAULT SHALL BE LIMITED TO SUCH AMOUNT AND SELLER SHALL HAVE NO RIGHT TO ANY ACTION FOR SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS AGREEMENT IN CONSIDERATION OF THE PAYMENT OF LIQUIDATED DAMAGES PURSUANT TO THIS SECTION 11.1, SELLER WILL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY INCLUDING ANY RIGHT SELLER MAY HAVE PURSUANT TO SECTION 1680 OR SECTION 3389 OF THE CALIFORNIA CIVIL CODE RELATING TO BUYER’S DEFAULT RESULTING IN ESCROW NOT CLOSING AS PROVIDED UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER’S EXPRESS RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES IN THE EVENT OF ANY DISPUTE, NOR WAIVE OR AFFECT SELLER’S RIGHTS AND BUYER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677. NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF A DISPUTE AS TO SELLER’S RECEIPT OF THE DEPOSIT, NOTHING CONTAINED HEREIN SHALL LIMIT SELLER’S RIGHT TO RESOLVE SUCH DISPUTE IN REGARD TO THE RECOVERY OF THE DEPOSIT.

THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 11.1.

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SELLER’S INITIALS	BUYER’S INITIALS

11.1.1 “LIQUIDATED DAMAGES” – SELLER’S TERMINATION FEE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE OF THE TARGET PROPERTIES TO BUYER IS NOT CONSUMMATED SOLELY DUE TO THE MATTERS OBLIGATING SELLER TO PAY THE SELLER’S TERMINATION FEE PURSUANT TO SECTION 10.3, SELLER SHALL IMMEDIATELY PAY THE SELLER’S TERMINATION FEE WHICH WILL AUTOMATICALLY BECOME DUE AND PAYABLE TO BUYER AS BUYER’S LIQUIDATED DAMAGES, AND THE DEPOSIT SHALL BE RETURNED TO BUYER. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY BUYER AS A RESULT OF SELLER’S FAILURE TO COMPLETE THE SALE OF THE TARGET PROPERTIES PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH BUYER WILL INCUR AS A RESULT OF SUCH FAILURE, AND BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THE MATTERS GIVING RISE TO THE PAYMENT OF SELLER’S TERMINATION FEE OR ANY OTHER TERMINATION OF THIS AGREEMENT SHALL BE LIMITED TO SUCH AMOUNT EXCEPT WHEN BUYER IS ENTITLED TO SEEK SPECIFIC PERFORMANCE IN LIEU THEREOF AS SET FORTH IN SECTION 10, OR BUYER EXPENSES AS SET FORTH IN SECTION 11.1.2, OR THE TERMINATION FEE AS SET FORTH IN SECTION 11.1.3, PROVIDED FURTHER THAT SELLER ACTUALLY PAYS THE SELLER’S TERMINATION FEE TO BUYER AND THE DEPOSIT IS RETURNED TO BUYER IN ACCORDANCE WITH THE TERMS OF THIS SECTION 11.1.1. IN CONSIDERATION OF THE PAYMENT OF LIQUIDATED DAMAGES PURSUANT TO THIS SECTION 11.1.1 AND EXCEPT WHEN BUYER IS ENTITLED TO SEEK SPECIFIC PERFORMANCE IN LIEU THEREOF AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER WILL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY INCLUDING ANY RIGHT BUYER MAY HAVE PURSUANT TO SECTION 1680 OR SECTION 3389 OF THE CALIFORNIA CIVIL CODE RELATING TO THE MATTERS GIVING RISE TO THE PAYMENT OF SELLER’S TERMINATION FEE WHICH RESULTS IN THE ESCROW NOT CLOSING AS PROVIDED UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT BUYER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES IN THE EVENT OF ANY DISPUTE, NOR WAIVE OR AFFECT BUYER’S EXPRESS NON-MONETARY RIGHTS UNDER OTHER SECTIONS OF THIS AGREEMENT WHICH PURPORT TO SURVIVE THE TERMINATION OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE

OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BUYER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677. NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF A DISPUTE AS TO BUYER’S RECEIPT OF THE SELLER’S TERMINATION FEE, NOTHING CONTAINED HEREIN SHALL LIMIT BUYER’S RIGHT TO RESOLVE SUCH DISPUTE IN REGARD TO THE RECOVERY OF THE SELLER’S TERMINATION FEE. PROMPTLY FOLLOWING SELLER’S PAYMENT OF THE SELLER’S TERMINATION FEE, BUYER WILL DELIVER COPIES (HARD AND ELECTRONIC COPIES) OF ALL THIRD PARTY REPORTS OBTAINED BY BUYER IN CONNECTION WITH THE TARGET PROPERTIES, INCLUDING BUT NOT LIMITED TO: ANALYSES, ASSESSMENTS, APPRAISALS, EVALUATIONS, RENDERINGS, PLANS, SCHEMATICS, PHOTOGRAPHS, ETC. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 11.1.1.

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11.1.2 “LIQUIDATED DAMAGES” – BUYER’S EXPENSE REIMBURSEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE OF THE TARGET PROPERTIES TO BUYER IS NOT CONSUMMATED SOLELY AS A RESULT OF SELLER NOT RECEIVING THE MARYLAND LAW VOTE FOR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR SELLER NOT RECEIVING THE MARYLAND LAW VOTE OR THE MAJORITY-OF-THE-DISINTERESTED VOTE UNDER ANY OTHER TRANSACTIONS AND AGREEMENTS IN CONNECTION WITH THE SALE OF THE TARGET PROPERTIES, AND SELLER IS OBLIGATED TO PAY BUYER EXPENSES PURSUANT TO SECTION 10.3, SELLER SHALL IMMEDIATELY PAY THE BUYER EXPENSES WHICH WILL AUTOMATICALLY BECOME DUE AND PAYABLE TO BUYER AS BUYER’S LIQUIDATED DAMAGES, AND THE DEPOSIT SHALL BE RETURNED TO BUYER. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY BUYER AS A RESULT OF SELLER’S FAILURE TO COMPLETE THE SALE OF THE TARGET PROPERTIES PURSUANT TO THIS AGREEMENT AS A RESULT OF SELLER NOT RECEIVING THE MARYLAND LAW VOTE FOR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR SELLER NOT RECEIVING THE MARYLAND LAW VOTE OR THE MAJORITY-OF-THE-DISINTERESTED VOTE UNDER ANY OTHER TRANSACTIONS AND AGREEMENTS IN CONNECTION WITH THE SALE OF THE TARGET PROPERTIES, AND SELLER IS OBLIGATED TO PAY BUYER EXPENSES PURSUANT TO SECTION 10.3, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH BUYER WILL INCUR AS A RESULT OF SUCH FAILURE, AND BUYER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF FAILURE TO CLOSE RESULTING FROM SELLER NOT RECEIVING THE MARYLAND LAW VOTE FOR THE

TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR SELLER NOT RECEIVING THE MARYLAND LAW VOTE OR THE MAJORITY-OF-THE-DISINTERESTED VOTE UNDER ANY OTHER TRANSACTIONS AND AGREEMENTS IN CONNECTION WITH THE SALE OF THE TARGET PROPERTIES, AND SELLER IS OBLIGATED TO PAY BUYER EXPENSES PURSUANT TO SECTION 10.3, SHALL BE LIMITED TO SUCH AMOUNT. IN CONSIDERATION OF THE PAYMENT OF LIQUIDATED DAMAGES PURSUANT TO THIS SECTION 11.1.2 AND EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER WILL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY INCLUDING ANY RIGHT BUYER MAY HAVE PURSUANT TO SECTION 1680 OR SECTION 3389 OF THE CALIFORNIA CIVIL CODE RELATING TO SELLER NOT RECEIVING THE MARYLAND LAW VOTE FOR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR SELLER NOT RECEIVING THE MARYLAND LAW VOTE OR THE MAJORITY-OF-THE-DISINTERESTED VOTE FOR UNDER ANY OTHER TRANSACTIONS AND AGREEMENTS IN CONNECTION WITH THE SALE OF THE TARGET PROPERTIES, AND SELLER IS OBLIGATED TO PAY BUYER EXPENSES PURSUANT TO SECTION 10.3, RESULTING IN ESCROW NOT CLOSING AS PROVIDED UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT BUYER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES IN THE EVENT OF ANY DISPUTE, NOR WAIVE OR AFFECT BUYER’S RIGHTS UNDER OTHER SECTIONS OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BUYER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677. NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF A DISPUTE AS TO BUYER’S RECEIPT OF THE BUYER EXPENSES, NOTHING CONTAINED HEREIN SHALL LIMIT BUYER’S RIGHT TO RESOLVE SUCH DISPUTE IN REGARD TO THE RECOVERY OF THE BUYER EXPENSES. IMMEDIATELY FOLLOWING SELLER’S PAYMENT OF THE BUYER EXPENSES, BUYER WILL DELIVER COPIES (HARD AND ELECTRONIC COPIES) OF ALL THIRD PARTY REPORTS OBTAINED BY BUYER IN CONNECTION WITH THE TARGET PROPERTIES, INCLUDING BUT NOT LIMITED TO: ANALYSES, ASSESSMENTS, APPRAISALS, EVALUATIONS, RENDERINGS, PLANS, SCHEMATICS, PHOTOGRAPHS, ETC. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 11.1.2.

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11.1.3 “LIQUIDATED DAMAGES” – TERMINATION FEE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE OF THE TARGET PROPERTIES TO BUYER IS NOT CONSUMMATED SOLELY DUE TO THE MATTERS OBLIGATING SELLER TO PAY THE TERMINATION FEE PURSUANT TO SECTION 10.3(e), SELLER SHALL PAY THE

TERMINATION FEE WITHIN TWO (2) BUSINESS DAYS OF TERMINATION AS SET FORTH IN SUCH SECTION 10.3(e), WHICH WILL AUTOMATICALLY BECOME DUE AND PAYABLE TO BUYER AS BUYER’S LIQUIDATED DAMAGES, AND THE DEPOSIT SHALL BE RETURNED TO BUYER. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY BUYER AS A RESULT OF SELLER’S FAILURE TO COMPLETE THE SALE OF THE TARGET PROPERTIES PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH BUYER WILL INCUR AS A RESULT OF SUCH FAILURE, AND BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THE MATTERS GIVING RISE TO THE PAYMENT OF THE TERMINATION FEE OR ANY OTHER TERMINATION OF THIS AGREEMENT SHALL BE LIMITED TO SUCH AMOUNT EXCEPT WHEN BUYER IS ENTITLED TO SEEK SPECIFIC PERFORMANCE IN LIEU THEREOF AS SET FORTH IN SECTION 10, OR BUYER EXPENSES AS SET FORTH IN SECTION 11.1.2, OR THE SELLER’S TERMINATION FEE AS SET FORTH IN SECTION 11.1.1, PROVIDED FURTHER THAT SELLER ACTUALLY PAYS THE TERMINATION FEE TO BUYER AND THE DEPOSIT IS RETURNED TO BUYER IN ACCORDANCE WITH THE TERMS OF THIS SECTION 11.1.3. IN CONSIDERATION OF THE PAYMENT OF LIQUIDATED DAMAGES PURSUANT TO THIS SECTION 11.1.3 AND EXCEPT WHEN BUYER IS ENTITLED TO SEEK SPECIFIC PERFORMANCE IN LIEU THEREOF AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER WILL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY INCLUDING ANY RIGHT BUYER MAY HAVE PURSUANT TO SECTION 1680 OR SECTION 3389 OF THE CALIFORNIA CIVIL CODE RELATING TO THE MATTERS GIVING RISE TO THE PAYMENT OF THE TERMINATION FEE WHICH RESULTS IN THE ESCROW NOT CLOSING AS PROVIDED UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT BUYER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES IN THE EVENT OF ANY DISPUTE, NOR WAIVE OR AFFECT BUYER’S EXPRESS NON-MONETARY RIGHTS UNDER OTHER SECTIONS OF THIS AGREEMENT WHICH PURPORT TO SURVIVE THE TERMINATION OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BUYER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677. NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF A DISPUTE AS TO BUYER’S RECEIPT OF THE TERMINATION FEE, NOTHING CONTAINED HEREIN SHALL LIMIT BUYER’S RIGHT TO RESOLVE SUCH DISPUTE IN REGARD TO THE RECOVERY OF THE TERMINATION FEE. PROMPTLY FOLLOWING SELLER’S PAYMENT OF THE TERMINATION FEE, BUYER WILL DELIVER COPIES (HARD AND ELECTRONIC COPIES) OF ALL THIRD PARTY REPORTS OBTAINED BY BUYER IN CONNECTION WITH THE TARGET PROPERTIES, INCLUDING BUT NOT LIMITED TO ANALYSES, ASSESSMENTS, APPRAISALS, EVALUATIONS, RENDERINGS, PLANS, SCHEMATICS, PHOTOGRAPHS, ETC. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 11.1.3.

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SELLER’S INITIALS	BUYER’S INITIALS

11.2 No Contesting Liquidated Damages. As material consideration to each party’s agreement to the Liquidated Damages provisions stated above, each party hereby agrees to waive any and all rights whatsoever to contest the validity of the liquidated damage provisions in Sections 11.1, 11.1.1, 11.1.2 and 11.1.3 for any reason whatsoever, including, but not limited to, that any such provision was unreasonable under circumstances existing at the time this Agreement was made.

11.3 Waiver of Trial by Jury. To the extent permitted by applicable law, Seller and Buyer hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent permitted by applicable law, Seller and Buyer hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

12. Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in addition to any other relief awarded by the court.

13. Notices. All notices, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective upon the earliest of the following to occur: (a) when delivered to the recipient; (b) one (1) Business Day after deposit with a nationally recognized overnight-guaranteed delivery service; (c) upon facsimile transmission, with a hard copy mailed the same day (except that if the date of such transmission is not a Business Day, then such notice shall be deemed to be given on the first Business Day following such transmission); or (d) three (3) Business Days after deposit in a sealed envelope in the United States mail, postage prepaid by registered or certified mail, return receipt requested, addressed to the recipient as set forth herein. All notices to Seller shall be sent to Seller’s Address. All notices to Buyer shall be sent to Buyer’s Address. All notices to Escrow Holder shall be sent to Escrow Holder’s Address. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next Business Day immediately following such Saturday, Sunday or legal holiday. The foregoing addresses may be changed by written notice given in accordance with this Section.

14.	Amendment; Complete Agreement; Assignment.

(a) All amendments and supplements to this Agreement must be in writing and executed by Buyer and Seller. This Agreement, together with any written agreements between the parties hereto which amends this Agreement, contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of this Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Target Properties or the other matters which are the subject of this Agreement.

(b) This Agreement has been drafted through a joint effort of the parties and their counsel and, therefore, shall not be construed in favor of or against either of the parties as a result of the identity of the drafter of any provisions.

(c) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other party, except that Buyer may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to one or more Affiliates, but no such assignment shall relieve Buyer of any of its obligations hereunder and provided further that any such assignment shall not delay Closing beyond the Outside Closing Date.

15. Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, except as to matters relating to the internal actions and affairs of Seller (including the powers, rights, duties and obligations of the directors, officers and stockholders) to which Maryland Law would apply, which shall be governed by and interpreted in accordance with the laws of the State of Maryland. Any legal proceeding between Buyer and Seller shall take place in Santa Clara County, California.

16. Severability. If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement (including the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Counterparts, Headings and Defined Terms. This Agreement may be executed in counterparts (including facsimile or electronic counterparts), each of which shall be an original, but all of which together shall constitute one agreement. The headings to sections of this Agreement, are for convenient reference only and shall not be used in interpreting this Agreement.

18. Time of the Essence. Time is of the essence for purposes of this Agreement.

19. Waiver. At any time prior to the Closing Date, Seller and Buyer, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Seller and Buyer. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

20. Third Parties. This Agreement is entered into for the sole benefit of Buyer and Seller and their respective permitted successors and assigns. No party other than Buyer and Seller and such permitted successors and assigns shall have any right of action under or rights or remedies by reason of this Agreement.

21. Independent Counsel. Buyer and Seller each acknowledge that: (i) they have been represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel; and (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel.

22. Condition of Target Properties. Subject to the express representations, warranties and covenants of Seller in this Agreement, Buyer represents and warrants that Buyer shall have inspected and conducted tests and studies of the Target Properties, and that Buyer shall become familiar with the general condition of the Target Properties. Buyer understands and acknowledges that the Target Properties may be subject to earthquake, fire, floods, erosion, high water table, dangerous soil conditions, Hazardous Materials and similar occurrences that may alter its condition or affect its suitability for any proposed use. Except as provided herein, Seller shall have no responsibility or liability with respect to any such occurrence. Subject to the representations, warranties and covenants of Seller in this Agreement, Buyer represents and warrants that Buyer is acting, and will act only, upon information obtained by Buyer directly from Buyer’s own inspection of the Target Properties and as otherwise provided in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the suitability or lack of suitability of the Target Properties for any proposed or intended use, or availability or lack of availability of (a) permits or approvals of governmental or regulatory authorities or (b) easements, licenses or other rights with respect to any such proposed or intended use of the Target Properties shall not affect the rights or obligations of Buyer hereunder.

23. Target Properties “AS IS”.

23.1 AS IS CONDITION. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 8 HEREIN AND IN THE DEEDS, SELLER (A) HAS NOT MADE, (B) DOES NOT MAKE, (C) SHALL NOT, BY THE EXECUTION AND DELIVERY OF ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION WITH CLOSING, MAKE AND (D) SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (I) THE VALUE OF THE TARGET PROPERTIES; (II) THE INCOME TO BE DERIVED FROM THE TARGET PROPERTIES; (III) THE SUITABILITY OF THE TARGET PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE TARGET PROPERTIES; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY,

PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TARGET PROPERTIES; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE TARGET PROPERTIES; (VI) THE NATURE, QUALITY OR CONDITION OF THE TARGET PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY THEREOF; (VII) THE COMPLIANCE OF OR BY THE TARGET PROPERTIES OR THEIR OPERATION CONSISTENT WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AGENCY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE TARGET PROPERTIES; (IX) THE TARGET PROPERTIES’ COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS, INCLUDING BUT NOT LIMITED TO, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, CALIFORNIA HEALTH AND SAFETY CODE, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING; (X) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE TARGET PROPERTIES; (XI) THE CONTENT, COMPLETENESS OR ACCURACY OF THE DUE DILIGENCE MATERIALS OR PRELIMINARY REPORT REGARDING TITLE TO THE TARGET PROPERTIES; (XII) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE TARGET PROPERTIES, INCLUDING, WITHOUT LIMITATION, ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER; (XIII) THE CONFORMITY OF THE TARGET PROPERTIES TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIV) ADEQUACY OR SUFFICIENCY OF ANY UNDERSHORING OF THE TARGET PROPERTIES; (XV) ADEQUACY OR SUFFICIENCY OF ANY DRAINAGE OF THE TARGET PROPERTIES; (XVI) THE FACT THAT ALL OR A PORTION OF THE TARGET PROPERTIES MAY OR MAY NOT BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE; (XVII) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE TARGET PROPERTIES; OR (XVIII) WITH RESPECT TO ANY OTHER MATTER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE TARGET PROPERTIES AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE TARGET PROPERTIES, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE DEEDS, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE TARGET PROPERTIES AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO BUYER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE TARGET PROPERTIES WAS OBTAINED FROM A VARIETY OF SOURCES AND

THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE TARGET PROPERTIES, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, SERVANT OR OTHER PERSON. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE TARGET PROPERTIES AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS AND SUBJECT TO ALL DEFECTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN. BUYER REPRESENTS, WARRANTS AND COVENANTS TO SELLER THAT, EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND IN THE DEEDS, BUYER IS RELYING SOLELY UPON BUYER’S OWN INVESTIGATION OF THE TARGET PROPERTIES.

/s/ CEB	/s/ SH
SELLER’S INITIALS	BUYER’S INITIALS

23.2 Release. Except for the express representations and warranties expressly set forth in this Agreement, Buyer shall rely solely upon Buyer’s own knowledge of the Target Properties based on its investigation of the Target Properties and its own inspection of the Target Properties in determining the condition of the Target Properties. Except for any claims arising from Seller’s fraud, Buyer hereby waives its right to recover from and fully and irrevocably releases Seller and its respective members, employees, officers, directors, partners, stockholders, in-house counsel, affiliates, parent, and subsidiaries (“Released Parties”) from any and all claims that it may now have or hereafter acquire against any of the Released Parties for any costs, loss, liability, damage, expenses, demand, action or cause of action to the extent arising from or related to any condition of the Target Properties, affecting the Target Properties, or any portion thereof, including without limitation actions based on federal or state common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Target Properties are or may be subject pertaining to environmental condition or Hazardous Materials. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release to Seller. Buyer specifically waives the provision of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

In this connection and to the fullest extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses.

Seller and Buyer have each initialed this Section 23 to further indicate their awareness and acceptance of each and every provision hereof.

/s/ CEB	/s/ SH
SELLER’S INITIALS	BUYER’S INITIALS

24. No Reservation of Target Properties. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Target Properties or obligations of the parties, and Buyer and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Buyer and Seller.

25. Section and Exhibit. Each reference to a Section or Exhibit in this Agreement shall mean the sections of this Agreement and the exhibit attached to this Agreement, unless the context requires otherwise. Each such exhibit is incorporated herein by this reference.

26. Duty of Confidentiality. Buyer and Seller represent and warrant that each shall keep all business terms of this transaction confidential and will not disclose any such information to any person or entity without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that either party may disclose such information without the express prior written approval by the other party to: (i) those (a) actual and prospective partners of Buyer, (b) actual and prospective co-investors of Buyer, (c) actual and prospective lenders of Buyer, including in connection with the Loan Assumptions, and (d) Affiliates, consultants, attorneys, employees and agents of Buyer and/or any of the persons described in clauses (a) through (c) hereof, who are actively and directly participating in the evaluation of the Target Properties, negotiation of this Agreement or the appraisal, investigation or investment in or financing of the purchase or construction of the Target Properties; (ii) governmental, administrative, regulatory or judicial authorities in the investigation of the feasibility of Buyer’s acquisition of the Target Properties, the compliance of the Target Properties with applicable law or regulation or in connection with Buyer’s entitlement activities; or (iii) other any Governmental Agencies as required by law.

27. Business Day. If the Closing Date or the day for performance of any act required under this Agreement falls on a Saturday, Sunday or legal holiday, then the Closing Date or the day for such performance, as the case may be, shall be the next following regular Business Day.

28. No Joint Venture. The relationship of Seller and Buyer hereunder is and will be that of seller and buyer, and none of the provisions of this Agreement are intended to create any relationship other than seller and buyer. No agency, partnership, joint venture or other relationship is intended hereby, and neither party shall be deemed the agent, servant, employee, partner or joint venturer of the other party.

29. Sales, Use, Privilege Taxes. Notwithstanding any other provisions of this Agreement, except for Section 3.10 and 3.10.1, after the Closing, Buyer shall be liable for and shall pay all Taxes or assessments, including, but not limited to, sales, use, intangibles, privilege, personal property, real property (subject to prorations as provided in Section 3.10 and 3.10.1), or other taxes or assessments resulting from or assessed with respect to the Target Properties or any of the transactions contemplated by this Agreement. Buyer hereby agrees to hold Seller harmless from, and agrees to indemnify, protect and defend Seller against, any and all claims by anyone at any time regarding any such Taxes or assessments.

30. Press Release. Within one Business Day of the date hereof Seller and Buyer shall jointly issue a press release with respect to the execution of this Agreement in the form attached hereto as Exhibit M.

31. No Solicitation of Transactions.

(a) Except as expressly permitted in this Section 31(a), Seller shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee or agent or any investment banker, financial advisor, attorney, accountant or other advisor or representative of the Seller or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly; (i) solicit, or initiate or knowingly encourage, facilitate or induce, any inquiries, proposals or offers with respect to, or that reasonably may be expected to lead to the submission of, any Acquisition Proposal; or (ii) participate in any discussions (other than to state that Seller is not permitted to have discussions in violation of the terms of this Agreement) or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any person any non-public information with respect to, or provide access to properties or otherwise cooperate with respect to, any Acquisition Proposal. Without limiting the foregoing, Seller shall be responsible for any failure on the part of its Representatives to comply with this Section 31; provided, however, that notwithstanding the foregoing, Buyer and Seller acknowledge and hereby agree that any violation of the restrictions set forth in this Section 31 by any employee of Seller (other than a director or officer of Seller) shall be deemed to be a breach of this Section 31 by Seller only if and to the extent that Seller has knowingly approved, authorized or consented or acquiesced to the action constituting such violation or failed to use its commercially reasonable efforts to prevent such action from occurring or continuing. Notwithstanding anything to the contrary in this Section 31, nothing contained in this Agreement shall prohibit Seller from, at any time prior to receipt of the Maryland Law Vote, furnishing any information to, or entering into or participating in discussions or negotiations with, or providing access to properties to, or otherwise cooperating with, any person that makes a bona fide Acquisition Proposal in writing after the date hereof that was not solicited and did not result, directly or indirectly, from a breach of this Section 31 if (i) prior thereto the Board, acting upon the recommendation of the Independent Directors Committee, by the requisite vote determines in good faith after consulting with outside legal counsel and its financial advisor that (A) such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (B) the failure to take action with respect to such Acquisition Proposal would be inconsistent with the duties of the members of the Independent Directors Committee under applicable law; (ii)

prior to furnishing such non-public information to, or entering into discussions or negotiations with, or providing access to properties to, or otherwise cooperating with, such person, Seller notifies Buyer that it is furnishing information to, or entering into discussions or negotiations with, or providing access to properties to, or otherwise cooperating with, such person; and (iii) prior to furnishing such non-public information to such person, Seller (A) provides Buyer with any information to be provided to such person which Buyer has not previously been provided, and (B) receives from such person an executed confidentiality agreement no less restrictive to such third party than the confidentiality agreement previously entered into by the Buyer and Seller (it being understood, however, that such confidentiality agreement need not contain a standstill agreement) (the “Confidentiality Agreement”). Seller will not release any person from any standstill agreement or similar obligation to Seller, except where the failure to take such action would be inconsistent with the duties of the members of the Seller’s Board under applicable law.

(b) In addition to its other obligations set forth in this Section 31, Seller shall provide prompt (but in no event later than 36 hours following receipt thereof) oral and written notice to Buyer of (i) the receipt of any Acquisition Proposal, or any material modification or amendment to any Acquisition Proposal, by Seller or any Representative; (ii) a summary of any documents or agreements provided in contemplation of such Acquisition Proposal (including any amendments, supplements or modifications thereto); (iii) the identity of such person or entity making any such Acquisition Proposal and (iv) Seller’s intention, if any, to furnish information to, or enter into discussions or negotiations with, such Person or entity. Without limiting the foregoing, Seller shall keep Buyer reasonably informed in all material respects of the status and details (including any change to the material terms and conditions) of any such Acquisition Proposal. Seller shall not, enter into any Confidentiality Agreement with any Person subsequent to the date hereof which prohibits Seller from providing such information to Buyer.

(c) Except as set forth in this Section 31(c), neither the Seller Board nor any committee thereof shall: (i) withdraw, withhold, modify or qualify, or publicly (or privately to any shareholder) propose to withdraw, withhold, modify or qualify, in a manner adverse to Buyer, the Board Approval or the Seller Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in clause (i) or (ii) being referred to as a “Change in Recommendation”) or (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, letter of intent or agreement in principle, or other agreement with respect to any Acquisition Proposal (other than a Confidentiality Agreement). Notwithstanding the foregoing, at any time prior to receipt of the Maryland Law Vote, (x) if the Seller Board and the Independent Directors Committee by the requisite vote determines in good faith, after consultation with their outside legal counsel and financial advisor(s), that the failure to do so would be inconsistent with the directors’ duties to Seller under applicable law, then the Seller Board may effect a Change in Recommendation, and (y) if, in response to an unsolicited bona fide written Acquisition Proposal (which did not result, directly or indirectly, from a breach of this Section 31), the Seller Board and the Independent Directors Committee by the requisite vote determines in good faith, after consultation with their outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes a Superior Proposal (after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Buyer), Seller Board may effect a Change in Recommendation and concurrently terminate this Agreement in order to enter into a binding agreement providing for such Superior Proposal and pay the fee set forth in and in accordance with Section 10.3; provided, however, that such actions described in clause (y) of this Section 31(c) may only be taken (I) at a time that is after 5:00 p.m., Pacific Time, on the third (3rd) Business Day following Buyer’s receipt of written notice from Seller (including the information described below) that Seller is prepared to take such action (which notice shall not itself constitute a Change in Recommendation), and (II) if, at the end of such period, the Seller Board and the Independent Directors Committee by the requisite vote determines in good faith, after taking into account all amendments or revisions committed to by Buyer and after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal, as supplemented by any Counterproposal (as defined herein). Any such written notice shall specify the material terms and conditions of such the applicable Acquisition Proposal and include a copy of such Acquisition Proposal, identify the person making such Acquisition Proposal and state that the Seller Board otherwise intends to make a Change in Recommendation (subject to compliance with this subsection (c)). During such three (3) Business Day period, Buyer shall be entitled to deliver to Seller one or more counterproposals to such Acquisition Proposal (a “Counterproposal”) and Buyer and Seller shall negotiate in good faith in respect of any such Counterproposal (to the extent Buyer desires to negotiate). Any amendment to the financial terms or any other material amendment to any material term of an Acquisition Proposal which amendment affects the determination of whether the Acquisition Proposal is a Superior Proposal to any Counterproposal shall be treated as a new Acquisition Proposal for the purposes of this Section 31(c) (requiring a new written notice by Seller and a new three (3) Business Day period; provided, however, that after two consecutive three (3) Business Day periods, the written notice period shall be reduced to one (1) Business Day).

(d) Nothing contained in this Agreement shall prevent Seller or the Seller Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided that any disclosure other than a “stop, look and listen” letter or similar communication of the type contemplated by 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Seller Recommendation shall be deemed a Change in Recommendation (including for purposes of Section 10.1(d)(i)) and shall be subject to Section 31(c).

(e) Nothing contained in this Agreement shall prevent or restrict Seller or the Seller Board from amending, modifying, altering or taking any other action with respect to any other transactions or agreements, provided that such amendments, modifications, alterations or other actions do not adversely impact Buyer, including by limiting Seller’s ability to perform its obligations hereunder or by reducing the likelihood of Seller obtaining any of the votes contemplated hereby.

(f) Upon execution of this Agreement, Seller and its Subsidiaries shall, and Seller and its Subsidiaries shall cause each of its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of Seller or any of its Subsidiaries or Representatives.

IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Agreement as of the date first written above.

SELLER:

MISSION WEST PROPERTIES, INC.

By:	/s/ Carl E. Berg
Name: Carl E. Berg
Title: Chief Executive Officer

Date:

BUYER:

M WEST HOLDINGS, L.P.

By: M West GP, LLC, its general partner

By:	/s/ Samuel Hamilton
Name:	Samuel Hamilton
Title:	Authorized Representative
Date:	11/2/12

ACCEPTANCE BY ESCROW HOLDER

Escrow Holder acknowledges receipt of the foregoing Agreement and accepts the instructions contained therein.

Dated:                        , 2012

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT LIST

EXHIBIT A	Target Properties Listing

EXHIBIT A-1	Legal Descriptions for Target Properties

THROUGH A-59

EXHIBIT B	Debt and Other Obligations

EXHIBIT C	Deed

EXHIBIT C-1	Assignment of Ground Lease

EXHIBIT D	Form of Estoppel Certificate

EXHIBIT D-1	Required Estoppel Tenants

EXHIBIT E	General Assignment

EXHIBIT F	Non-Foreign Certificate

EXHIBIT G	Assignment of Leases

EXHIBIT H	Tenant Notice Letter

EXHIBIT I	Due Diligence Items

EXHIBIT J	Seller’s Threatened or Pending Litigation

EXHIBIT K	Northwestern Mutual Payoff Letter

EXHIBIT L-1	Tenant Leases and Rent Rolls

EXHIBIT L-2	Security Deposits

EXHIBIT M	Form of Press Release

EXHIBIT N	Form of Articles of Transfer

EXHIBIT O	Form of Ground Lease Estoppel Certificate

EXHIBIT P	New Survey Requirements

EXHIBIT A

TARGET PROPERTIES LISTING

EXHIBITS A-1 THROUGH A-59

LEGAL DESCRIPTION FOR TARGET PROPERTIES

[PLEASE SEE ATTACHED]

EXHIBIT B

DEBT AND OTHER OBLIGATIONS

EXHIBIT C

DEED

EXHIBIT C-1

ASSIGNMENT OF GROUND LEASE

EXHIBIT D

FORM OF ESTOPPEL CERTIFICATE

EXHIBIT D-1

REQUIRED ESTOPPEL TENANTS

EXHIBIT E

GENERAL ASSIGNMENT

EXHIBIT F

TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

EXHIBIT G

ASSIGNMENT OF LEASES

EXHIBIT H

TENANT NOTICE LETTER

EXHIBIT I

DUE DILIGENCE ITEMS

EXHIBIT J

SELLER’S THREATENED OR PENDING LITIGATION

EXHIBIT K

NORTHWESTERN MUTUAL PAYOFF LETTER

EXHIBIT L-1

TENANT LEASES AND RENT ROLLS

EXHIBIT L-2

SECURITY DEPOSITS

EXHIBIT M

FORM OF PRESS RELEASE

EXHIBIT N

FORM OF ARTICLES OF TRANSFER

EXHIBIT O

FORM OF GROUND LEASE ESTOPPEL CERTIFICATE

EXHIBIT P

NEW SURVEY REQUIREMENTS

SCHEDULE 1

TITLE COMPANIES FOR CO-INSURANCE/RE-INSURANCE

SCHEDULE 1.27

LEASE AND RELATED COSTS

SCHEDULE 2

TARGET PROPERTIES REQUIRING NEW SURVEYS, INCLUDING LIST

OF TARGET PROPERTIES WITH EXISTING SURVEYS

SCHEDULE 3

DEBT ASSUMPTION EXPENSES

SCHEDULE 8.1

EXCEPTIONS TO SELLER REPRESENTATIONS